Exhibit 4.9

EXECUTION VERSION

IMPLEMENTATION AGREEMENT

by and among

LAN AIRLINES S.A.,

TAM S.A.,

COSTA VERDE AERONÁUTICA S.A.,

INVERSIONES MINERAS DEL CANTÁBRICO S.A.,

NOEMY ALMEIDA OLIVEIRA AMARO,

MARIA CLÁUDIA OLIVEIRA AMARO,

MAURÍCIO ROLIM AMARO,

JOÃO FRANCISCO AMARO

and

TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Dated as of January 18, 2011

TABLE OF CONTENTS

-i-

SECTION 3.04.	Stockholder Actions	25

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

SECTION 4.01.	Termination	25
SECTION 4.02.	Effect of Termination	27
SECTION 4.03.	Amendment	29
SECTION 4.04.	Extension; Waiver	29

ARTICLE V

GENERAL PROVISIONS

SECTION 5.01.	Nonsurvival	29
SECTION 5.02.	Fees and Expenses	29
SECTION 5.03.	Notices	30
SECTION 5.04.	Definitions	32
SECTION 5.05.	Interpretation	38
SECTION 5.06.	Consents and Approvals	38
SECTION 5.07.	Counterparts	38
SECTION 5.08.	No Third-Party Beneficiaries	39
SECTION 5.09.	Governing Law	39
SECTION 5.10.	Assignment	39
SECTION 5.11.	Specific Enforcement; Consent to Jurisdiction	39
SECTION 5.12.	Waiver of Jury Trial	40
SECTION 5.13.	Obligations of LAN and of TAM	40
SECTION 5.14.	Language; Portuguese Translation	40

Exhibit 1	Ownership Structure Chart Upon Completion of Transaction Steps
Exhibit 2	TAM Shareholders Agreement
Exhibit 3	Holdco 1 Shareholders Agreement
Exhibit 4	LATAM/TEP Shareholders Agreement
Exhibit 5	Control Group Shareholders Agreement

LAN Disclosure Schedules
TAM Disclosure Schedules

Schedule 1.12	Conditions to Tender
Schedule 5.04(u)	LAN Material Contracts
Schedule 5.04(v)	LAN Stock Options
Schedule 5.04(ii)	TAM Material Contracts
Schedule 5.04(jj)	TAM Stock Options

-ii-

INDEX OF DEFINED TERMS

	Page		Page

Action	32	Effective Time	15
Affiliate	32	Eligible Shares	18
Agreed Courts	39	Employees	21
Agreed Issues	39	Equity Securities	33
Agreement	1	Exchange Agent	17
Airline Regulatory Entities	32	Exchange Fund	17
Alternative Proposal	24	Exchange Offer	2
Amaro Family	1	Free Float Shares	10
ANAC	1	Governmental Entity	33
ANAC Approval	4	Holdco 1	2
Antitrust Law	32	Holdco 1 Non-Voting Stock	2
Appraisal Event	25	Holdco 1 Ordinary Shares	7
Appraisal QuestionedMeeting	10	Holdco 1 Shareholders Agreement	9
Appraisal Report	10	Holdco 1 Stock	2
Appraiser	9	Holdco 1 Voting Stock	2
Appraiser List	9	Holdco 2	2
beneficial ownership	32	Holdco 2 Exchange Ratio	14
Benefit Plans	32	Holdco 2 Merger	14
Board Transaction		Holdco 2 Merger Matters	11
Recommendations	6	Holdco 2 Shareholders Meeting	11
Bovespa	10	Holdco 2 Stock	7
Brazilian Law	16	Holdco Subscriptions	8
business day	33	IFRS	22
By-laws	33	Indebtedness	33
Calculation Agent	35	Initial Capital Increase	15
Chilean Corporate Law	12	Intellectual Property	34
Chilean Law	6	Key Personnel	34
Commencement Date	33	LAN	1
Competing Proposal	28	LAN ADRs	14
Contract	33	LAN Aircraft Contracts	34
Control	33	LAN BDRs	14
Control Group Shareholders		LAN Board	6
Agreement	9	LAN Board Merger
Convertible Securities	33	Recommendation	8
CVM	37	LAN Board Recommendations	8
CVM I 361	2	LAN Board Transaction
Designated LIBOR Page	35	Recommendation	6
Disclosure Schedule	18	LAN Common Stock	2
Dividend Rights	6	LAN Condition Notice	12
Edital	5	LAN Controlling Shareholders	1

-iii-

LAN Financial Reporting		Restraining Orders Schedule 1.06	(a)
Documents	34	SEC	34
LAN Material Adverse Effect	34	Selected Appraiser	10
LAN Material Contract	35	Shareholders Agreements	9
LAN Recommendation Change	26	Sister Holdco	7
LAN Reimbursable Expenses	27	Sister Holdco Exchange Ratio	15
LAN Shareholders Meeting	9	Sister Holdco Merger	15
LAN Stock Options	35	Sister Holdco Merger Matters	11
LAN Stock Plans	35	Sister Holdco Shareholders Meeting	11
LAN Termination Fee	27	Sister Holdco Stock	7
LATAM/TEP Shareholders		Slots	36
Agreement	9	SSE	16
Law	35	Subscriptions	13
Leilão	5	Subsidiary	36
Leilão Date	12	Swap Contract	36
LIBOR	35	TAM	1
Licenses	36	TAM ADRs	14
Lien	36	TAM Aircraft Contracts	37
Limited Voting Rights	7	TAM Board	6
Master Agreement	37	TAM Board Exchange Offer
Merger Consideration	16	Recommendation	12
Mergers	15	TAM Board Recommendations	12
Minimum Condition Notice	12	TAM Board Transaction
Name Change	8	Recommendation	6
Non-Tendered Shares	16	TAM Direct Controlling Shareholder	1
Order	36	TAM Financial Reporting
Ordinary TEP Shares	1	Documents	37
Outside Date	25	TAM Material Contract	37
Party	18	TAM Ordinary Stock	1
Person	36	TAM Preferred Stock	1
Preferred TEP Shares	1	TAM Recommendation Change	26
Quotation Day	36	TAM Reimbursable Expenses	27
Ratification of Understanding	4	TAM Shareholders Agreement	9
Relevant Parent Entity	24	TAM Shareholders Meeting	10
Representatives	23	TAM Stock	1
Requisite Holdco 2 Shareholder		TAM Stock Options	37
Approval	11	TAM Stock Plans	37
Requisite LAN Shareholder		TAM Termination Fee	27
Approval	10	Tax	37
Requisite Shareholder Approvals	11	TEP Chile	1
Requisite Sister Holdco Shareholder		TEP Chile Stock	6
Approval	11	TEP Chile Subscription	13
Requisite TAM Shareholder		TEP Condition Notice	13
Approval	10	TEP Holdco 1 Non-Voting Shares	8

-iv-

TEP Restructuring	2	U.S. Exchange Act	37
TEP Shares	1	Withdrawal Deadline	12
Transaction Steps	4

-v-

IMPLEMENTATION AGREEMENT

     IMPLEMENTATION AGREEMENT, dated as of January 18, 2011 (the “Agreement”), among LAN AIRLINES S.A., a Chilean corporation (“LAN”), COSTA VERDE AERONÁUTICA S.A. and INVERSIONES MINERAS DEL CANTÁBRICO S.A., Chilean corporations that are the controlling shareholders of LAN under the Law of Chile (collectively, the “LAN Controlling Shareholders”), TAM S.A., a Brazilian corporation (“TAM”), Noemy Almeida Oliveira Amaro, Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro and João Francisco Amaro, all of whom are Brazilian citizens and residents and who, collectively, are the only shareholders of the TAM Direct Controlling Shareholder under the Law of Brazil (all such individuals, collectively, the “Amaro Family”), and TAM EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a Brazilian corporation that is the direct controlling shareholder of TAM under the Law of Brazil (the “TAM Direct Controlling Shareholder”).

     WHEREAS, the board of directors of each of LAN and TAM has approved the combination of the two companies on and subject to the terms and conditions set forth in this Agreement;

     WHEREAS, if (but only if) the Agência Nacional de Aviação Civil of Brazil (“ANAC”) has approved without any conditions not acceptable to the parties (i) the direct transfer by the TAM Direct Controlling Shareholder to the Amaro Family of all of the shares of ordinary stock, without par value (“TAM Ordinary Stock”), of TAM beneficially owned by the TAM Direct Controlling Shareholder (the “Ordinary TEP Shares”) (which represents 85.3457% of the outstanding shares of TAM Ordinary Stock), (ii) the direct transfer by the TAM Direct Controlling Shareholder to the Amaro Family of all of the shares of non-voting preferred stock, without par value (the “TAM Preferred Stock” and, collectively with the TAM Ordinary Stock, the “TAM Stock”), of TAM beneficially owned by the TAM Direct Controlling Shareholder (the “Preferred TEP Shares” and, collectively with the Ordinary TEP Shares, the “TEP Shares”) (which represents 25.0873% of the outstanding shares of TAM Preferred Stock), (iii) the direct transfer by the Amaro Family to a new Chilean holding company, TEP Chile S.A. (“TEP Chile”) of all of the TEP Shares, (iv) the direct transfers by TEP Chile of the Ordinary TEP Shares to Holdco 1 and the Preferred TEP Shares to Sister Holdco, (v) the direct transfers by the other holders of shares of TAM Ordinary Stock to Holdco 2 pursuant to the Exchange Offer, subsequently to LAN pursuant to the Mergers and finally to Holdco 1 through the contribution by LAN and (vi) the direct transfers by the other holders of shares of TAM Preferred Stock to Holdco 2 pursuant to the Exchange Offer and subsequently to LAN pursuant to the Mergers, which direct transfers will result in the indirect transfers of shares of TAM Linhas Aéreas S.A., Pantanal Linhas Aéreas S.A. and TAM Milor Táxi Aéreo, Representações, Marcas e Patentes S.A., such transfers will be effected as described below;

     WHEREAS, after the date of this Agreement and prior to the time at which the TEP Chile Subscription is made and paid pursuant to Section 1.12, the Amaro Family will implement a capital reduction of the TAM Direct Controlling Shareholder, pursuant to which the TAM Direct Controlling Shareholder will transfer all of the TEP Shares to the members of the Amaro Family pro rata in accordance with their relative equity ownership of the TAM Direct Controlling Shareholder (“TEP Restructuring”);

     WHEREAS, after the TEP Restructuring and after the TEP Chile Subscription is made pursuant to Section 1.12, the Amaro Family will contribute all of the TEP Shares to TEP Chile and TEP Chile will contribute all of the Ordinary TEP Shares to a new Chilean holding company (“Holdco 1”) in exchange for 100% (other than two shares issued to LAN) of the non-voting stock, no par value (the “Holdco 1 Non-Voting Stock”), of Holdco 1, and (ii) Holdco 1 and its nominee will incorporate a new Chilean company (“Holdco 2”), and the parties agree that the value of the TEP Shares so contributed shall be the net asset value of such TEP Shares as of the date of their contribution;

     WHEREAS, after the consummation of the Mergers, the Amaro Family will collectively own 100% of the outstanding shares of TEP Chile, TEP Chile will own at least 80% of the voting stock, no par value (the “Holdco 1 Voting Stock,” and collectively with the Holdco 1 Non-Voting Stock, “Holdco 1 Stock”), of Holdco 1 and LAN will own 100% of the shares of Holdco 1 Non-Voting Stock and no more than 20% of the shares of Holdco 1 Voting Stock;

     WHEREAS, Holdco 2 will make a delisting exchange offer (the “Exchange Offer”), pursuant to the terms and conditions of the CVM Instruction 361/2002, as amended from time to time, without taking into consideration the amendments to such instruction brought by CVM Instruction 487/2010 and later amendments (the “CVM I 361”), for all of the outstanding shares of TAM Stock other than the TEP Shares;

     WHEREAS, as a result of the Exchange Offer and the Mergers, LAN will acquire substantially all of the remaining outstanding shares of TAM Stock from the holders who elect to participate in the Exchange Offer and will issue shares of common stock, no par value (the “LAN Common Stock”), of LAN to such holders and TEP Chile at the same time and at the same exchange ratio;

     WHEREAS, after consummation of the foregoing transactions and assuming (only for purposes of calculating the ownership percentages shown below) that (i) all holders of shares of TAM Stock (other than the TEP Shares) fully participate in the Exchange Offer, (ii) none of the holders of the outstanding shares of LAN Common Stock exercise their appraisal rights (derecho a retiro) under the Law of Chile in respect of the Mergers and (iii) the only shares of LAN Common Stock and TAM Stock that will be outstanding after the consummation of the Mergers are the shares issued in the Mergers and the shares which are subscribed and fully paid for as of the date of the Agreement (which excludes any shares issuable upon future exercises of stock options):

(a) Holdco 1 will own 100% of the shares of TAM Ordinary Stock;

(b) the Amaro Family collectively will own 100% of the shares of TEP Chile;

(c) TEP Chile will own 80% of the shares of Holdco 1 Voting Stock;

(d) LAN will own 100% of the shares of Holdco 1 Non-Voting Stock, 20% of the shares of Holdco 1 Voting Stock and 100% of the shares of TAM Preferred Stock; and

(e) the Amaro Family collectively will own 13.67% of the outstanding shares of LAN Common Stock through TEP Chile and the other TAM shareholders will own 15.65% of the outstanding shares of LAN Common Stock;

     WHEREAS, in connection with the foregoing transactions, LAN, TEP Chile, Holdco 1 and TAM will enter into a shareholder agreement that will set forth their agreements with respect to the governance of, and relationships between, TAM and its subsidiaries;

     WHEREAS, in connection with the foregoing transactions, LAN, TEP Chile and Holdco 1 will enter into a shareholder agreement that will set forth their agreements with respect to the governance of Holdco 1;

     WHEREAS, in connection with the foregoing transactions, LAN and TEP Chile will enter into a shareholder agreement that will set forth their agreements with respect to the governance of, and relationships between, LAN, Holdco 1 and their respective Subsidiaries;

     WHEREAS, in connection with the foregoing transactions, the LAN Controlling Shareholders, as the continuing controlling shareholders of LAN under the Law of Chile, desire to make certain concessions to TEP Chile and the Amaro Family by entering into a shareholder agreement with TEP Chile that will set forth their agreements with respect to the governance of LAN, the voting, sale and transfer of their shares of LAN Common Stock and TEP Chile’s shares of Holdco 1 Voting Stock and certain other matters; and

     WHEREAS, the board of directors of each of LAN, TAM, the LAN Controlling Shareholders and the TAM Direct Controlling Shareholder have approved this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and subject to the conditions set forth herein and those relating to the Exchange Offer, the parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

     SECTION 1.01. ANAC. On October 20, 2010, the parties hereto submitted to ANAC an application for ANAC’s approval of: (i) the direct transfers by the TAM Direct Controlling Shareholder of the TEP Shares to the Amaro Family, (ii) the direct transfer by the Amaro Family of the TEP Shares to TEP Chile, (iii) the direct transfer by TEP Chile of the Ordinary TEP Shares to Holdco 1 and the Preferred TEP Shares to Sister Holdco, (iv) the direct transfers by the other holders of TAM Ordinary Stock to Holdco 2 pursuant to the Exchange Offer, subsequently to LAN pursuant to the Mergers and finally to Holdco 1 through the contribution by LAN and (v) the direct transfers by the other holders of TAM Preferred Stock to Holdco 2 pursuant to the Exchange Offer and subsequently to LAN pursuant to the Mergers (the “ANAC Approval”), together with a Private Instrument of Ratification of Understanding, dated as of October 12, 2010 and as amended as of December 13, 2010, among the parties (the “Ratification of Understanding”). Promptly following the date hereof, the parties will amend the Ratification of Understanding to request that ANAC also approve the (i) direct transfers by the TAM Direct Controlling Shareholder of the TEP Shares to the Amaro Family and (ii) the direct transfer by the Amaro Family of the TEP Shares to TEP Chile. The parties acknowledge and agree that they will take no actions to implement any of the transactions contemplated by this Agreement (other than the actions described in Sections 1.03 and 1.04) unless and until the ANAC Approval has been received or ANAC has expressly approved the taking of such actions prior to receipt of the ANAC Approval.

     SECTION 1.02. The Transaction. Upon the terms and subject to the conditions set forth in this Agreement and those relating to the Exchange Offer and in accordance with applicable Law, the parties shall take or cause to be taken the following actions (the “Transaction Steps”) in substantially the order listed below; provided, however, that notwithstanding the foregoing none of such steps (other than the actions described in Sections 1.03 and 1.04) shall be taken prior to receipt of the ANAC Approval without the prior consent of ANAC. Upon completion of the Transaction Steps, and assuming (only for purposes of calculating the ownership percentages shown therein) that (i) all holders of shares of TAM Stock (other than the TEP Shares) fully participate in the Exchange Offer, (ii) none of the holders of the outstanding shares of LAN Common Stock exercise their appraisal rights (derecho a retiro) under Chilean Law in respect of the Mergers and (iii) the only shares of LAN Common Stock and TAM Stock that will be outstanding after the consummation of the Mergers are the shares issued in the Mergers and the shares which are subscribed and fully paid for as of the date of the Agreement (which excludes any shares issuable upon future exercises of stock options), the ownership of LAN, Holdco 1 and TAM will be as set forth in the ownership structure chart attached as Exhibit 1 hereto.

(a)	Make and publicly announce the Board Transaction Recommendations
(b)	Incorporate TEP Chile, Holdco 1, Holdco 2 and Sister Holdco
(c)	Implement the TEP Restructuring
(d)	Subscribe for and issue Holdco 1 Stock, Holdco 2 Stock and Sister Holdco Stock
(e)	LAN’s board of directors meets to recommend that the LAN shareholders vote to approve the Mergers and change of LAN’s name
(f)	TAM’s board of directors meets to approve a list of appraisal entities to be submitted to TAM’s shareholders
(g)	Prior to the calling of the shareholder meeting of LAN, execute and deliver the Shareholders Agreements
(h)	Shareholder meeting of LAN to approve the Mergers and change LAN’s name
(i)	Shareholder meeting of TAM to select the appraisal entity
(j)	Shareholder meetings of Holdco 2 and Sister Holdco to approve the Mergers and related matters
(k)	LAN’s board of directors conditionally approves the issuance of the LAN Common Stock issuable in the Mergers
(l)	TAM’s board of directors meets to recommend that the TAM shareholders tender their shares into the Exchange Offer
(m)	Commence the Exchange Offer
(n)	Delivery of the LAN Condition Notice, delivery of the TEP Condition Notice, subscribe for, issue and pay for the TEP Chile Stock and pay the Holdco Subscriptions
(o)	Consummate the Exchange Offer by completing the auction (leilão) (the “Leilão”) established in the edital relating to the Exchange Offer (the “Edital”)
(p)	LAN’s board of directors approves the issuance of the LAN Common Stock issuable in the Mergers

(q)	Consummate the Mergers
(r)	Settle the purchases made in the Exchange Offer with the Merger Consideration
(s)	Change LAN’s name to “LATAM Airlines Group S.A.”
(t)	Statutory squeeze out
(u)	Delist TAM Stock and TAM ADRs

     SECTION 1.03. Transaction Recommendations. On or prior to the execution and delivery of this Agreement, the board of directors of LAN (the “LAN Board”) shall have unanimously recommended the transactions contemplated by this Agreement to its shareholders (the “LAN Board Transaction Recommendation”). On or prior to the execution and delivery of this Agreement, the board of directors of TAM (the “TAM Board”) shall have recommended the Exchange Offer to its shareholders (the “TAM Board Transaction Recommendation” and, collectively with the LAN Board Transaction Recommendation, the “Board Transaction Recommendations”). Promptly after the execution and delivery of this Agreement, each of LAN and TAM shall publicly announce its Board Transaction Recommendation.

     SECTION 1.04. Incorporation of TEP Chile, Holdco 1, Holdco 2 and Sister Holdco.

     (a) The Amaro Family shall incorporate TEP Chile as a new sociedad anónima corporation in Chile, whose only class of capital stock will be ordinary stock, no par value (the “TEP Chile Stock”), of TEP Chile.

     (b) At the time TEP Chile is incorporated, (i) each of Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro, Noemy Almeida Oliveira Amaro and João Francisco Amaro shall subscribe and pay for one share of TEP Chile Stock for nominal consideration, and (ii) the other 72,837,860 authorized shares of TEP Chile Stock shall remain available for subscription and payment.

     (c) TEP Chile and LAN shall incorporate Holdco 1 as a new sociedad anónima corporation in Chile. Holdco 1 will be authorized to issue only the following two classes of capital stock:

     (i) Holdco 1 Voting Stock, which shall have the exclusive right to vote on, approve or consent to all matters that are subject to any vote of, approval by or consent from the shareholders of Holdco 1 under the applicable Law of Chile (“Chilean Law”) or otherwise (other than the Limited Voting Rights) and which shall have no economic rights other than the right to receive a nominal dividend (collectively, the “Dividend Rights”); and

     (ii) Holdco 1 Non-Voting Stock, which shall have the exclusive right to receive all dividends, distributions or other amounts payable by Holdco 1 in respect of any shares of its capital stock (including a preference to be repaid in connection with any liquidation, capital reduction, winding up, recapitalization or reorganization) other than the Dividend Rights and which shall have no right to vote on, approve or consent to any matter that is subject to any vote of, approval by or consent from the shareholders of Holdco 1 under Chilean Law or otherwise other than the rights to vote on, approve or consent to matters requiring the approval of the holders of shares of Holdco 1 Non-Voting Stock under Chilean Law or otherwise (collectively, the “Limited Voting Rights”).

     (d) Holdco 1 and its nominee shall incorporate Holdco 2 as a new sociedad anónima corporation in Chile, whose only class of capital stock will be ordinary stock, no par value (the “Holdco 2 Stock”), of Holdco 2. Holdco 2 shall be authorized to issue all of the shares potentially issuable pursuant to the Exchange Offer based on an exchange ratio of one share of Holdco 2 Stock for each share of TAM Stock.

     (e) TEP Chile and its nominee shall incorporate a new sociedad anónima corporation in Chile (“Sister Holdco”), whose only class of capital stock shall be ordinary stock, no par value (the “Sister Holdco Stock”), of Sister Holdco.

     (f) On or prior to the time at which the TEP Chile Subscription is made and paid pursuant to Section 1.12, the TAM Direct Controlling Shareholder and the Amaro Family shall cause the TEP Restructuring to occur.

     SECTION 1.05. Subscription for and Issuance of Holdco 1 Stock, Holdco 2 Stock and Sister Holdco Stock.

     (a) At the time Holdco 1 is incorporated, (i) TEP Chile shall subscribe and pay for 1,000 shares of Holdco 1 Voting Stock (collectively, the “Holdco 1 Ordinary Shares”) for nominal consideration, (ii) LAN will subscribe and pay for two shares of Holdco 1 Non-Voting Stock for nominal consideration, and (iii) the other 47,652,705 authorized shares of Holdco 1 Non-Voting Stock shall remain available for subscription and payment.

     (b) At the time Holdco 2 is incorporated, (i) Holdco 1 shall subscribe and pay for one share of Holdco 2 Stock for nominal consideration, (ii) a nominee of Holdco 1 shall subscribe and pay for one share of Holdco 2 Stock for nominal consideration, and (iii) the other 85,557,560 authorized shares of Holdco 2 Stock shall remain available for subscription and payment pursuant to the Exchange Offer.

     (c) At the time Sister Holdco is incorporated, (i) TEP Chile shall subscribe and pay for one share of Sister Holdco Stock for nominal consideration, (ii) a nominee of TEP Chile shall subscribe and pay for one share of Sister Holdco Stock for nominal consideration, and (iii) the other 72,837,860 authorized shares of Sister Holdco Stock shall remain available for subscription and payment.

     (d) Immediately after Holdco 1 and Sister Holdco are incorporated, TEP Chile shall subscribe for (i) 47,652,705 shares of Holdco 1 Non-Voting Stock (the “TEP Holdco 1 Non-Voting Shares”) in exchange for all of the Ordinary TEP Shares, (ii) 72,837,860 shares of Sister Holdco Stock in exchange for 62 Holdco 1 Ordinary Shares, all of the TEP Holdco 1 Non-Voting Shares and all of the Preferred TEP Shares (the subscriptions described in this Section 1.05(d) are collectively referred to herein as, the “Holdco Subscriptions”); provided, however, that notwithstanding the foregoing the Holdco Subscriptions shall be payable only if and when TEP Chile receives the TEP Shares pursuant to Section 1.12 and following such payment TEP Chile will retain 938 Holdco 1 Ordinary Shares.

     (e) The shares of Holdco 1 Non-Voting Stock subscribed and paid for by LAN pursuant to Section 1.05(a)(ii) and subscribed for by TEP Chile pursuant to Section 1.05(d)(i) shall collectively represent all of the issued and outstanding shares of Holdco 1 Non-Voting Stock immediately prior to the consummation of the Mergers.

     (f) The shares of Sister Holdco Stock subscribed and paid for by TEP Chile and its nominee pursuant to Section 1.05(c)(i) and (ii) and subscribed for by TEP Chile pursuant to Section 1.05(d)(ii) shall be equal in number to the TEP Shares plus two shares and shall collectively represent all of the issued and outstanding shares of Sister Holdco Stock immediately prior to the consummation of the Mergers.

     SECTION 1.06. Limitations on Actions. The TAM Direct Controlling Shareholder and the Amaro Family shall take, and shall cause the nominees referred to in this Article I to take, all necessary action to ensure that prior to the consummation of the Mergers none of Holdco 1, Holdco 2 or Sister Holdco will have any assets or liabilities other than those expressly provided for in this Article I and will take no actions other than the actions expressly provided for in this Article I or incidental to such actions or their formation.

     SECTION 1.07. LAN and TAM Board Meetings.

     (a) Prior to the LAN Shareholders Meeting, LAN shall cause a special meeting of the LAN Board to be called and held in accordance with applicable Law and the By-laws of LAN and at such duly called and held meeting the LAN Board shall, by resolutions duly adopted at such meeting, recommend that the holders of shares of LAN Common Stock vote to approve the Mergers, the change of LAN’s name to “LATAM Airlines Group S.A.” (the “Name Change”) and the other transactions contemplated by this Agreement (the “LAN Board Merger Recommendation,” and together with the LAN Board Transaction Recommendation, the “LAN Board Recommendations”) and LAN shall publicly announce the LAN Board Merger Recommendation.

     (b) Prior to the TAM Shareholders Meeting, TAM shall cause a special meeting of the TAM Board to be called and held in accordance with applicable Law and the TAM By-laws and at such duly called and held meeting the TAM Board shall, by resolutions duly adopted at such meeting, approve a list of three independent specialized companies experienced in valuing companies with similar size and operations to TAM (each, an “Appraiser,” and such list, the “Appraiser List”) to be submitted to holders of the Free Float Shares at the TAM Shareholders Meeting.

     SECTION 1.08. Execution and Delivery of Shareholders Agreements. Prior to the calling of the LAN Shareholders Meeting referred to in Section 1.09:

     (a) LAN, TEP Chile, Holdco 1 and TAM will enter into a shareholder agreement with respect to the holding of TAM Stock and the governance, management and operations of TAM and its subsidiaries in the form of Exhibit 2 hereto (the “TAM Shareholders Agreement”), which will become effective only upon the consummation of the Mergers.

     (b) LAN, TEP Chile and Holdco 1 will enter into a shareholder agreement with respect to the holding of Holdco 1 Stock and the governance, management and operations of Holdco 1 in the form of Exhibit 3 hereto (the “Holdco 1 Shareholders Agreement”), which will become effective only upon the consummation of the Mergers.

     (c) LAN and TEP Chile will enter into a shareholder agreement with respect to the governance of LAN, Holdco 1 and their respective Subsidiaries in the form of Exhibit 4 hereto (the “LATAM/TEP Shareholders Agreement”), which will become effective only upon the consummation of the Mergers.

     (d) The LAN Controlling Shareholders and TEP Chile will enter into a shareholder agreement with respect to the governance of LAN, the voting, sale and transfer of their shares of LAN Common Stock and TEP Chile’s shares of Holdco 1 Voting Stock and certain other matters in the form of Exhibit 5 hereto (the “Control Group Shareholders Agreement” and, collectively with the TAM Shareholders Agreement, the Holdco 1 Shareholders Agreement and the LATAM/TEP Shareholders Agreement, the “Shareholders Agreements”), which will become effective only upon the consummation of the Mergers.

     SECTION 1.09. Shareholder Meetings. Prior to the commencement of the Exchange Offer:

     (a) LAN shall, acting through the LAN Board and in accordance with applicable Law and LAN’s By-laws, (i) take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting to approve the Mergers, the Name Change and the other transactions contemplated hereby (the “LAN Shareholders Meeting”), (ii) cause such vote to be taken and completed and (iii) include the LAN Board Recommendations in the materials distributed to the holders of LAN Common Stock in connection with the LAN Shareholders Meeting. Under Chilean Law and LAN’s By-laws, the Mergers must be approved by the holders of at least two-thirds of the outstanding shares of LAN Common Stock (the “Requisite LAN Shareholder Approval”). The Requisite LAN Shareholder Approval shall be expressly conditioned upon, and will become effective only upon, the consummation of the Mergers.

     (b) TAM shall, acting through the TAM Board and in accordance with applicable Law and TAM’s By-laws, take all action necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders solely for the purpose of voting to select an Appraiser from the Appraiser List to prepare the appraisal report to determine the economic value of TAM and LAN (the “Appraisal Report”) in accordance with the terms of TAM’s By-laws and the rules of the BM&FBovespa (the “Bovespa” and, such shareholders meeting and any shareholders meeting called subsequently for the same purpose as provided below, the “TAM Shareholders Meeting”); provided, however, that the foregoing shall not be deemed to require TAM to cause such vote to select an Appraiser to be completed or to select any particular Appraiser. Under TAM’s By-laws and the rules of the Bovespa the quorum for the first calling of the TAM Shareholders Meeting requires the presence in person or by proxy of holders of shares of TAM Stock (other than the TAM Direct Controlling Shareholder, the Amaro Family, their respective Affiliates and TAM and its Subsidiaries) (collectively, the “Free Float Shares”) representing at least 20% of the outstanding shares of TAM Stock. Under TAM’s By-laws and the rules of the Bovespa, the selection of an Appraiser is the exclusive responsibility of the holders of the Free Float Shares, and any Appraiser so selected must be approved by a majority of the votes cast by the holders of the Free Float Shares present in person or by proxy at the TAM Shareholders Meeting at which the requisite quorum is present (the “Requisite TAM Shareholder Approval,” and any Appraiser so selected, the “Selected Appraiser”). If a quorum is not present at the first calling of the TAM Shareholders Meeting, then TAM shall call additional meetings of its shareholders solely for the same purpose until a quorum is established, and under TAM’s By-laws and the rules of the Bovespa the quorum for any such subsequently called meeting shall require the presence in person or by proxy of any holder of at least one Free Float Share. If at any duly called and held TAM Shareholders Meeting at which a quorum is present the vote of the holders of the Free Float Shares to select an Appraiser is taken and completed but the Requisite TAM Shareholder Approval is not obtained, then TAM shall call additional meetings of its shareholders solely for the same purpose until the Requisite TAM Shareholder Approval is obtained. Notwithstanding anything in this Agreement to the contrary, in no event shall TAM be required to call more than five shareholder meetings within a period of five months. If after the Selected Appraiser has issued the Appraisal Report the holders of Free Float Shares exercise their right under Brazilian Law to request that TAM call a special meeting of the shareholders of TAM to vote upon whether or not to request a new Appraisal Report and to appoint a new Appraiser to prepare a new Appraisal Report (the “Appraisal Questioned Meeting”),

then TAM shall, acting through the TAM Board and in accordance with applicable Law and TAM’s By-laws, take all action necessary to establish a record date for, duly call, give notice of, convene and hold the Appraisal Questioned Meeting no later than 45 days after such election is made. If the holders of Free Float Shares vote to request a new Appraisal Report and to appoint a new Appraiser at the Appraisal Questioned Meeting, then such new Appraiser shall be deemed to be the Selected Appraiser and its new Appraisal Report shall be deemed to be the Appraisal Report for all purposes of this Agreement other than this sentence and the immediately preceding sentence.

     (c) The Amaro Family shall cause Holdco 2, acting through its board of directors and in accordance with applicable Law and Holdco 2’s By-laws, to (i) take all action necessary to establish a record date for, duly call, give notice of, convene and hold a special meeting of the shareholders of Holdco 2 (the “Holdco 2 Shareholders Meeting”) for the purpose of voting to approve (i) the Holdco 2 Merger and the other transactions contemplated hereby, (ii) the relevant audited financial statements and appraisal report and (iii) the By-laws of the surviving corporation of the Holdco 2 Merger (collectively, the “Holdco 2 Merger Matters”). Under Chilean Law and Holdco 2’s Bylaws, the Holdco 2 Merger Matters must be approved by the holders of at least two-thirds of the outstanding shares of Holdco 2 Stock (the “Requisite Holdco 2 Shareholder Approval”). The Requisite Holdco 2 Shareholder Approval shall be expressly conditioned upon, and will become effective only upon, the consummation of the Mergers.

     (d) The Amaro Family shall cause Sister Holdco, acting through its board of directors and in accordance with applicable Law and Sister Holdco’s By-laws, to take all action necessary to establish a record date for, duly call, give notice of, convene and hold a special meeting of the shareholders of Sister Holdco (the “Sister Holdco Shareholders Meeting”) for the purpose of voting to approve (i) the Sister Holdco Merger and the other transactions contemplated hereby, (ii) the relevant audited financial statements and appraisal report and (iii) the By-laws of the surviving corporation of the Sister Holdco Merger (collectively, the “Sister Holdco Merger Matters”). Under Chilean Law and Sister Holdco’s By-laws, the Sister Holdco Merger Matters must be approved by the holders of at least two-thirds of the outstanding shares of Sister Holdco Stock (the “Requisite Sister Holdco Shareholder Approval” and, collectively with the Requisite LAN Shareholder Approval, the Requisite TAM Shareholder Approval and the Requisite Holdco 2 Shareholder Approval, the “Requisite Shareholder Approvals”). The Requisite Sister Holdco Shareholder Approval shall be expressly conditioned upon, and will become effective only upon, the consummation of the Mergers.

     (e) Each of the LAN Shareholders Meeting, the Holdco 2 Shareholders Meeting and the Sister Holdco Shareholders Meeting shall occur on the same day.

     SECTION 1.10. LAN and TAM Board Meetings.

     (a) Prior to the commencement of the Exchange Offer, LAN shall cause a special meeting of the LAN Board to be called and held in accordance with applicable Law and the By-laws of LAN and at such duly called and held meeting the LAN Board shall, by resolutions duly adopted at such meeting, approve the issuance of the shares of LAN Common Stock issuable pursuant to the Mergers, which approval shall be expressly conditioned upon, and will become effective only upon, the consummation of the Exchange Offer.

     (b) Prior to the commencement of the Exchange Offer, TAM shall cause a special meeting of the TAM Board to be called and held in accordance with applicable Law and the TAM By-laws and at such duly called and held meeting the TAM Board shall, by resolutions duly adopted at such meeting, recommend that the holders of shares of TAM Stock tender and sell such shares in the Exchange Offer (the “TAM Board Exchange Offer Recommendation” and, collectively with the TAM Board Transaction Recommendation, the “TAM Board Recommendations”), and promptly after such meeting TAM shall publicly announce the TAM Board Exchange Offer Recommendation.

     SECTION 1.11. Commencement of the Exchange Offer. Subject to the satisfaction or waiver of the conditions relating to the commencement of the Exchange Offer (which shall include the satisfaction of the Appraisal Condition (as defined in the Exchange Offer) and the Requisite Shareholder Approvals having been obtained and recorded and published in accordance with Law No. 18,046 of Chilean Corporations (the “Chilean Corporate Law”) and any other applicable Laws), Holdco 2 will commence the Exchange Offer in accordance with the terms of this Agreement and as otherwise agreed among the parties.

     SECTION 1.12. Condition Notices; Subscription Payments; Leilão. The last time at which the holders of shares of TAM Stock shall be able to withdraw their acceptance to tender their shares of TAM Stock into the Exchange Offer will be 12:00p.m., São Paulo, Brazil time (the “Withdrawal Deadline”), on the date on which the Leilão will occur as specified in the Edital, as such date may be changed from time to time in accordance with Brazilian Law (the “Leilão Date”). At 2:00 p.m., São Paulo, Brazil time, on the Leilão Date, the Bovespa shall inform LAN, Holdco 2 and the Amaro Family whether or not the Minimum Conditions (as defined in the Exchange Offer) have been satisfied (the “Minimum Condition Notice”). Promptly after receiving the Minimum Condition Notice but in no event later than 2:10 p.m., São Paulo, Brazil time, on the Leilão Date LAN shall deliver to the Amaro Family a written notice stating whether or not all of the conditions to the consummation of the Exchange Offer (other than the conditions relating to the consummation of the TEP Chile Subscription) have been satisfied or irrevocably waived by LAN (the “LAN Condition Notice”). If the LAN Condition Notice states that all such conditions have been so satisfied or waived, then promptly after they receive the LAN Condition Notice but in no event later than 2:20 p.m., São Paulo, Brazil time, on the Leilão Date the Amaro Family shall deliver to LAN a written notice stating whether or not all of the conditions set forth in Schedule

1.12 and the mutual conditions to the consummation of the Exchange Offer have been satisfied or irrevocably waived by the them (the “TEP Condition Notice”). If the TEP Condition Notice states that all such conditions have been so satisfied or waived, then (i) promptly after they have delivered the TEP Condition Notice to LAN but in no event later than 2:30 p.m., São Paulo, Brazil time, on the Leilão Date (A) the Amaro Family, collectively, shall subscribe for 72,837,860 shares of TEP Chile Stock in exchange for all of the TEP Shares (the “TEP Chile Subscription” and, collectively with the Holdco Subscriptions, the “Subscriptions”), such Subscriptions to be made in such proportions so that immediately after the TEP Chile Subscription is paid the percentage equity ownership of each member of the Amaro Family in TEP Chile shall be the same as the percentage equity ownership that such member has in the TAM Direct Controlling Shareholder as of the date hereof, and pay the TEP Chile Subscription by delivering the TEP Shares to TEP Chile, and (B) TEP Chile shall pay the Holdco Subscriptions by delivering all of the Ordinary TEP Shares to Holdco 1 and the 62 Holdco 1 Ordinary Shares, all of the TEP Holdco 1 Non-Voting Shares and all of the Preferred TEP Shares to Sister Holdco and (ii) promptly after all such payments have been made but in no event later than 2:40 p.m., São Paulo, Brazil time, on the Leilão Date, LAN and the Amaro Family shall issue a press release announcing that all of the conditions to the Exchange Offer have been satisfied or irrevocably waived. The LAN Condition Notice shall be conclusive and binding upon LAN for all purposes of this Agreement and the TEP Condition Notice shall be conclusive and binding upon the Amaro Family for all purposes of this Agreement and the TEP Chile Subscription. Notwithstanding the foregoing, if the Leilão commences at any time other than 3:00 p.m., São Paulo, Brazil time, on the Leilão Date, then each of the times specified above in this Section 1.12 (except for the Withdrawal Deadline) shall be adjusted by the same amount that the actual time of the commencement of the Leilão differs from 3:00 p.m., São Paulo, Brazil time. If (x) either the LAN Condition Notice or the TEP Condition Notice does not state that all of the conditions it is required to address have been satisfied or irrevocably waived or (y) the TEP Chile Subscription or any of the payments required pursuant to the Subscriptions are not made in full when required by this Section 1.12, then the Leilão shall not occur and the Exchange Offer shall expire without the purchase of any shares of TAM Stock.

     SECTION 1.13. Consummation of Exchange Offer. If (i) each of the LAN Condition Notice and the TEP Condition Notice states that all of the conditions it is required to address have been satisfied or irrevocably waived and (ii) the TEP Chile Subscription and all of the payments required pursuant to the Subscriptions have been made in full when required by Section 1.12, then the Leilão shall commence at 3:00 p.m., São Paulo, Brazil time (or such other time as the Bovespa may determine) on the Leilão Date, and Holdco 2 will consummate the Exchange Offer on the Leilão Date in accordance with the terms and conditions of the Exchange Offer. For all purposes of this Agreement, the consummation of the Exchange Offer shall be deemed to be the purchases of TAM Stock pursuant to the Leilão. Such purchases will be settled on the third business day following the Leilão Date in accordance with the applicable procedures of Bovespa.

     SECTION 1.14. LAN Merger Board Meeting. As soon as practicable (but in no event later than two business days) following the consummation of the Exchange Offer, LAN shall cause a special meeting of the LAN Board to be called and held in accordance with applicable Law and the By-laws of LAN and at such duly called and held meeting the LAN Board shall, by resolutions duly adopted at such meeting, approve the issuance of the shares of LAN Common Stock issuable pursuant to the Mergers.

     SECTION 1.15. Consummation of Mergers. If (but only if) the Exchange Offer is consummated, then after such consummation and prior to the settlement of the purchases made pursuant to the Exchange Offer:

     (a) Holdco 2 will merge with and into LAN (the “Holdco 2 Merger”) and the separate corporate existence of Holdco 2 shall thereupon cease. LAN shall be the surviving corporation of the Holdco 2 Merger and the separate corporate existence of LAN, with all its rights, privileges, powers and franchises, shall continue unaffected by the Holdco 2 Merger. The Holdco 2 Merger shall have the effects specified in the Chilean Corporate Law. Pursuant to the Holdco 2 Merger, each share of Holdco 2 Stock (including those issuable pursuant to the settlement of the purchases made pursuant to the Leilão) shall be converted into 0.90 of a share of LAN Common Stock (the “Holdco 2 Exchange Ratio”). Holders of American Depositary Receipts representing shares of TAM Preferred Stock (“TAM ADRs”) that are tendered and sold in the Exchange Offer shall receive the shares of LAN Common Stock issuable to them pursuant to the Holdco 2 Merger in the form of American Depositary Receipts representing such shares (“LAN ADRs”) issued pursuant to the Deposit Agreement, dated as of March 25, 2003, among LAN, The Bank of New York, as Depositary, and the record holders and beneficial owners of LAN ADRs from time to time. Holders of shares of TAM Stock registered under Resolution 2689 of January 26, 2000 enacted by the Brazilian National Monetary Council that are tendered and sold in the Exchange Offer shall receive the shares of LAN Common Stock issuable to them pursuant to the Holdco 2 Merger in the form of LAN BDRs or LAN ADRs, as permitted by applicable Law. In the case of the holders of all other shares of TAM Stock tendered and sold in the Exchange Offer, such holders shall receive the shares of LAN Common Stock issuable to them pursuant to the Holdco 2 Merger in the form of Brazilian Depositary Receipts representing such shares (“LAN BDRs”) to be issued pursuant to a deposit agreement in customary form among LAN, a depositary agent to be selected by LAN and reasonably acceptable to TAM, and the holders of LAN BDRs from time to time. LAN shall pay or cause to be paid all deposit fees and other expenses payable in connection with the issuance of such LAN ADRs and LAN BDRs. Immediately after the consummation of the Holdco 2 Merger, LAN will contribute any shares of TAM Ordinary Stock beneficially owned by Holdco 2 immediately prior to such merger with and into LAN, to Holdco 1 in exchange for new shares of Holdco 1 Non-Voting Stock on a one-for-one basis. After such contribution,

LAN will increase its ownership percentage of the outstanding shares of Holdco 1 Voting Stock by converting shares of Holdco 1 Non-Voting Stock into Holdco 1 Voting Stock to (A) 100% minus (B) 80% divided by the percentage of the outstanding shares of TAM Ordinary Stock owned by Holdco 1 determined on a primary basis after giving effect to such contribution.

     (b) Sister Holdco will merge with and into LAN (the “Sister Holdco Merger” and, collectively with the Holdco 2 Merger, the “Mergers”) and the separate corporate existence of Sister Holdco shall thereupon cease. LAN shall be the surviving corporation of the Sister Holdco Merger and the separate corporate existence of LAN, with all its rights, privileges, powers and franchises, shall continue unaffected by the Sister Holdco Merger. The Sister Holdco Merger shall have the effects specified in the Chilean Corporate Law. Pursuant to the Sister Holdco Merger, each share of Sister Holdco Stock will be converted into 0.90 of a share of LAN Common Stock (the “Sister Holdco Exchange Ratio”). LAN shall pay or cause to be paid all deposit fees and other expenses payable in connection with the issuance of such LAN BDRs.

     (c) When the shareholders of LAN approve the Mergers, the share capital of LAN shall be increased by an aggregate amount equal to the sum of the share capital of Holdco 2 and the share capital of Sister Holdco at such time (the “Initial Capital Increase”). After the consummation of the Mergers, the share capital of LAN shall be increased by the amount by which the net asset value of the shares of TAM Stock determined pursuant to Section 2.07 exceeds, or decreased by the amount by which such net asset value is less than, the Initial Capital Increase. The time at which the Mergers become effective is referred to herein as the “Effective Time.”

     SECTION 1.16. Directors. As soon as practicable following the date of this Agreement, LAN and the Amaro Family shall discuss in good faith and agree upon the individuals who shall be directors of LAN, Holdco 1, TAM and their Subsidiaries as of the Effective Time. The parties shall take all necessary action to ensure that immediately following, and on the same day as, the Effective Time, the individuals selected for election to the board of directors of LAN, Holdco 1, TAM and their Subsidiaries by each of LAN and TEP Chile pursuant to the Holdco 1 Shareholders Agreement, by each of LAN and TEP Chile pursuant to the TAM Shareholders Agreement and by each of the LAN Controlling Shareholders and TEP Chile pursuant to the Control Group Shareholders Agreement shall be the directors of LAN, Holdco 1, TAM and their Subsidiaries; provided, however, that notwithstanding the foregoing if any such individual is unwilling or unable to serve in such capacity, then he or she shall be replaced, directly or indirectly, by LAN, the LAN Controlling Shareholders or TEP Chile, as the case may be, if it is entitled pursuant to the Holdco 1 Shareholders Agreement, the TAM Shareholders Agreement and/or the Control Group Shareholders Agreement to elect or select for election, as applicable, to the relevant board of directors the individual who was so unwilling or unable to serve.

     SECTION 1.17. Statutory Squeeze Out. After the consummation of the Exchange Offer, if it is permitted to do so under the applicable Law of Brazil (“Brazilian Law”), LAN (as the surviving corporation of the Holdco 2 Merger) shall effect a statutory squeeze out of any holders of shares of TAM Stock (other than the TEP Shares) that did not accept the Exchange Offer (the “Non-Tendered Shares”). In this statutory squeeze out, the holders of Non-Tendered Shares shall have the right to receive cash in an amount equal to the product of (i) the number of shares of LAN Common Stock that it would have received pursuant to the Exchange Offer in respect of such Non-Tendered Shares (assuming it could have received fractional Exchange Offer Equivalent Shares) (as to each such holder, its “Exchange Offer Equivalent Shares”) and (ii) the closing price of the LAN Common Stock on the Santiago Stock Exchange (“SSE”) on the day on which the Exchange Offer is consummated. After the squeeze out of all of the remaining shares of TAM Ordinary Stock, LAN will increase its ownership percentage of the outstanding shares of Holdco 1 Voting Stock to 20% by converting shares of Holdco 1 Non-Voting Stock into shares of Holdco 1 Voting Stock.

ARTICLE II

EFFECT OF THE MERGERS

     SECTION 2.01. Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of the holder of any shares of the capital stock of LAN, Holdco 2 or Sister Holdco:

     (a) Conversion of Holdco 2 Stock. Each share of Holdco 2 Stock issued and outstanding immediately prior to the Effective Time shall cease to be issued and outstanding, shall be cancelled and retired, shall cease to exist and shall be converted into the right to receive a fraction of a validly issued, fully paid and non-assessable share of LAN Common Stock equal to the Holdco 2 Exchange Ratio.

     (b) Conversion of Sister Holdco Stock. Each share of Sister Holdco Stock issued and outstanding immediately prior to the Effective Time shall cease to be issued and outstanding, shall be cancelled and retired, shall cease to exist and shall be converted into the right to receive a fraction of a validly issued, fully paid and non-assessable share of LAN Common Stock equal to the Sister Holdco Exchange Ratio.

     (c) Merger Consideration. The shares of LAN Common Stock issuable as a result of the Mergers together with the amount of any cash in lieu of fractional shares of LAN Common Stock payable pursuant to Section 2.05 are collectively referred to herein as the “Merger Consideration.” All shares of LAN Common Stock to be issued pursuant to the Mergers shall be deemed issued and outstanding as of the Effective Time.

     SECTION 2.02. Treatment of TAM Stock Options. On or prior to the Commencement Date, TAM and the TAM Board, as applicable, shall adopt any resolutions and take any actions necessary to ensure that (a) from and after the Effective

Time each TAM Stock Option outstanding immediately prior to the Effective Time, whether vested or unvested, shall be exercisable only when vested and only for an amount in cash equal to the product of (i) the total number of shares of TAM Stock in respect of which such TAM Stock Option is exercisable and (ii) the amount (if any) by which (x) the product of the Holdco 2 Exchange Ratio and the closing price per share of the LAN Common Stock on the SSE on the last business day prior to the date on which such TAM Stock Option was exercised exceeds (y) the exercise price per share of TAM Stock under such TAM Stock Option less any applicable Taxes required to be withheld with respect to such payment, and (b) none of execution, delivery or performance of this Agreement or the consummation of the Mergers or any other transactions contemplated by this Agreement shall, directly or indirectly, cause or result in any acceleration of the vesting of any TAM Stock Options, whether prior to, on or after the Effective Time.

     SECTION 2.03. Payment of Merger Consideration; Deposit with Exchange Agent. Prior to the Effective Time, LAN will appoint an exchange agent reasonably acceptable to TAM (the “Exchange Agent”) and deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Holdco 2 Stock and Sister Holdco Stock, certificates or, at LAN’s option, evidence of shares in book entry form, representing shares of LAN Common Stock in such denominations as the Exchange Agent may reasonably specify, including any cash to be paid in lieu of fractional shares of LAN Common Stock pursuant to Section 2.05. Such certificates or evidence of book-entry form, as the case may be, for shares of LAN Common Stock and such cash are hereinafter referred to collectively as the “Exchange Fund.” The Exchange Agent shall invest any cash deposited with the Exchange Agent by LAN as directed by LAN; provided that no such investment or losses thereon shall affect the cash payable to holders of Holdco 2 Stock or Sister Holdco Stock in lieu of fractional shares of LAN Common Stock pursuant to Section 2.05, and LAN shall promptly provide additional funds to the Exchange Agent for the benefit of holders of shares of Holdco 2 Stock and Sister Holdco Stock entitled to receive such amounts equal to the amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to LAN.

     SECTION 2.04. Stock Transfer Books. At the Effective Time, the stock transfer books of each of Holdco 2 and Sister Holdco shall be closed and thereafter there shall be no further registration of transfers of any shares of the capital stock of such companies that were outstanding immediately prior to the Effective Time.

     SECTION 2.05. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificates or scrip representing fractional shares of LAN Common Stock shall be issued in the Mergers or pursuant to the statutory squeeze out and such fractional shares will not entitle the owner thereof to vote or to any rights of a shareholder of LAN. In lieu of such fractional shares, LAN shall pay each holder thereof an amount in cash in U.S. Dollars equal to the product of (a) the fractional shares of LAN Common Stock to which such holder would otherwise be entitled after taking into account all shares of Holdco 2 Stock or Sister Holdco Stock owned of record by such holder immediately prior to the Effective Time (collectively as to each record holder, its “Eligible Shares”) and (b) the closing price of the shares of LAN Common Stock on the SSE on the last trading day immediately preceding the Effective Time (as reported in www.bolsadesantiago.com or, if not reported therein, by another authoritative source).

     SECTION 2.06. Withholding. Each of LAN and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable in cash pursuant to this Agreement to any holder of Eligible Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld by LAN or the Exchange Agent with respect to any Eligible Shares, such withheld amounts shall be remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of such Eligible Shares in respect of which such deduction and withholding was made by LAN or the Exchange Agent.

     SECTION 2.07. Value of TAM Stock. The parties agree that the monetary value of the subscriptions and payments for the shares of TEP Chile Stock, Holdco 1 Stock, Holdco 2 Stock and Sister Holdco Stock pursuant to each of the Subscriptions shall be equivalent to the net asset value of the shares contributed as payment for such subscription when such payment is made.

ARTICLE III

COVENANTS

     SECTION 3.01. Conduct of Business Pending the Mergers. Each of LAN and TAM is sometimes referred to in this Article III as a “Party.” During the period from the date of this Agreement until the Effective Time, except as specifically set forth in Schedule 3.01 hereto with respect to such Party (to the extent such Schedule relates to a Party, its “Disclosure Schedule”), as consented to in writing in advance by the other Party or as otherwise expressly required by this Agreement or required by applicable Law, each Party shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and maintain all Licenses necessary for it and its Subsidiaries to own, lease or operate their properties, rights and other assets and to carry on their business and operations conducted at the date of this Agreement and its existing relationships and goodwill with its employees, customers, suppliers, licensors, licensees, strategic partners and any other Person with whom it conducts business. Notwithstanding and without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, except as otherwise set forth in Section 3.01 of such Party’s Disclosure Schedule or as otherwise expressly required pursuant to this Agreement or by applicable Law, each Party shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the other Party’s prior written consent:

     (a) (i) make, declare or pay any dividend, or make any other distribution (whether in cash, stock or property), on or in respect of any of its Equity Securities, other than (A) dividends or distributions paid or made by a direct or indirect wholly owned Subsidiary of such Party to such Party or another direct or indirect wholly owned Subsidiary of such Party and (B) regular dividends paid to such Party’s shareholders in accordance with the dividend policy approved at the last regular meeting of its shareholders in an amount not to exceed 50% (in the case of LAN) and 25% (in the case of TAM) of such Party’s net income for the year in respect of which the dividends are paid, (ii) adjust, split, combine, subdivide or reclassify any of its Equity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Securities or (iii) purchase, redeem or otherwise acquire any Equity Securities or Convertible Securities of such Party or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for any such purchases, redemptions or other acquisitions (A) required by the terms of the TAM Stock Plans or LAN Stock Plans (as applicable) or (B) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement between such Party or any of its Subsidiaries, on the one hand, and any director or employee of such Party or any of its Subsidiaries, on the other hand, if (but only if) complete and accurate copies of which have been provided to the other Party prior to the date of this Agreement (for this purpose each Party shall be deemed to have provided to the other Party copies of all documents made available to the other Party at least three business days prior to the date of this Agreement by inclusion in the electronic data room used by the Parties in connection with the transactions contemplated by this Agreement);

     (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Equity Securities or Convertible Securities of such Party or any of its Subsidiaries, or any “phantom” stock, “phantom” stock rights, stock option, stock purchase or appreciation rights or stock-based performance units relating to or permitting the purchase of any such Equity Securities or Convertible Securities, including pursuant to Contracts as in effect on the date of this Agreement, other than any (i) issuance of Equity Securities of such Party upon the exercise of TAM Stock Options or LAN Stock Options (as applicable) outstanding as of the date of this Agreement and in accordance with their terms and the TAM Stock Plans or LAN Stock Plans (as applicable) as in effect on the date of this Agreement or (ii) issuances of Equity Securities or Convertible Securities by any direct or indirect wholly owned Subsidiary of such Party to such Party or any other direct or indirect wholly owned Subsidiary of such Party;

     (c) except as otherwise expressly contemplated in this Agreement, amend such Party’s By-laws in any way or amend any of the TAM Subsidiary By-laws or LAN Subsidiary By-laws (as applicable) in any way that is or would reasonably be expected to be materially adverse to such Party and its Subsidiaries, taken as a whole;

     (d) other than in the ordinary course of business consistent with past practice, directly or indirectly make, or agree to directly or indirectly make, any acquisition or investment either by merger, consolidation, purchase of stock or securities, contributions to capital, property transfers, or by purchase of any property or assets of any other Person, or make any capital expenditures, in each case other than (i) investments in existing wholly owned Subsidiaries of such Party, (ii) acquisitions of, or improvements to, assets used in the operations of such Party and its Subsidiaries in the ordinary course of business, (iii) short-term investments of cash in marketable securities in the ordinary course of business, (iv) capital expenditures disclosed in such Party’s capital plans for 2010 and 2011 provided to the other Party prior to the date of this Agreement (provided that such Party shall be permitted to reallocate all or any portion of any capital expenditures set forth in its 2010 capital plan to its 2011 capital plan and, without duplication, all or any portion of any capital expenditures set forth in its 2011 capital plan to its 2010 capital plan) plus capital expenditures (other than with respect to the purchase or lease of aircraft or engines) in any year that do not in the aggregate exceed 10% of the aggregate amount set forth in the capital budget set forth in Section (d) of such Party’s Disclosure Schedule in respect of such year, and (v) acquisitions of properties or assets that are not material to such Party and its Subsidiaries, taken as a whole;

     (e) sell, lease, assign, license, grant, extend, amend, subject to Liens, waive or modify any material rights in or to, cancel, abandon or allow to lapse, or otherwise transfer or dispose of, or agree to take or permit any such action, all or any part of its assets, rights (including, in the case of TAM, the Multiplus S.A. brand name) or properties (including Equity Securities or Convertible Securities of any Subsidiary of such Party or any Indebtedness of others owed to such Party or any of its Subsidiaries) which are material, individually or in the aggregate, to such Party and its Subsidiaries, taken as a whole, other than (i) internal reorganizations or consolidations involving only such Party and one or more of its existing wholly owned Subsidiaries that would not present a material risk of any material delay in the receipt of any regulatory approval required in connection with the consummation of the transactions contemplated hereby, (ii) dispositions disclosed in such Party’s Disclosure Schedule, (iii) any Liens securing Indebtedness permitted pursuant to this Agreement, dispositions of surplus aircraft, engines, flight simulators and terminations of leases relating to surplus aircraft and engines (including mainline and regional aircraft) consistent with past practice, and (iv) other dispositions of assets, properties or rights if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section (e) of such Party’s Disclosure Schedule;

     (f) incur any Indebtedness, or make any loan or advance other than (i) Indebtedness incurred in the ordinary course of business consistent with past practice (it being agreed that any financing (including any sale-leaseback transaction) of aircraft or equipment used in the operations of such Party or its Subsidiaries (including engines, spare parts, simulators, technology, gates, routes, Slots, tangible property and ground equipment) and any renewal or refinancing of any such financing shall be deemed to be in the ordinary course; provided that any such financing is entered into on terms reflecting prevailing market conditions at that time), (ii) Indebtedness that does not exceed $10 million in the aggregate, (iii) refinancings, prepayments, repurchases and redemptions in the ordinary course of business consistent with past practice of any Indebtedness outstanding as of the date of this Agreement or permitted to be incurred under this Agreement, (iv) employee loans or advances made in the ordinary course of business consistent with past practice not to exceed $5 million individually or $10 million in the aggregate in any 12-month period, or (v) loans or advances made solely among such Party and any of its wholly owned Subsidiaries or solely among wholly owned Subsidiaries of such Party;

     (g) settle or compromise any Action other than settlements or compromises of Actions where the amount paid (less the amount reserved for such matters by such Party) in settlement or compromise, in each case, does not exceed the amount set forth in Section (g) of such Party’s Disclosure Schedule;

     (h) other than in the ordinary course of business, (i) enter into any Contract which if it existed on the date of this Agreement would have been a TAM Material Contract or LAN Material Contract (as applicable), (ii) terminate, amend, supplement or modify in any material respect any TAM Material Contract or LAN Material Contract (as applicable) or rights or obligations thereunder or (iii) waive, release, cancel, convey, encumber or otherwise transfer any material rights or claims thereunder;

     (i) make any material changes to the policies or work rules applicable to any group of employees or labor union;

     (j) except as required (x) by applicable Law or (y) by any Benefit Plan specifically listed on Section (j) of such Party’s Disclosure Schedule, (i) adopt, enter into, terminate, modify, amend or grant any waiver or consent in respect of any material Benefit Plan or, other than with respect to the hiring of any Person whose annual compensation (including target bonus payments) does not exceed $500,000, any other Benefit Plan, Contract, plan or policy involving such Party or any of its Subsidiaries and any current or former employee, independent consultant, officers or directors of such Party or any of its Subsidiaries (collectively as to such Party, its “Employees”), except in the ordinary course of business consistent with past practice with respect to Employees who are not Key Personnel, (ii) grant any severance or termination payment to any Employee or increase the compensation of any Employee except for increases in compensation of Employees who are not Key Personnel made in the ordinary course of business consistent with past practice, (iii) remove any existing restrictions in any Benefit Plans or awards made thereunder, (iv) take any action to fund or in any other way secure the payment of compensation or benefits (including in respect of TAM Stock Options or LAN Stock Options (as applicable)) under any Benefit Plan, (v) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of TAM Stock Options or LAN Stock Options (as applicable)) under any Benefit Plan or awards made thereunder, (vi) except as required by any Benefit Plan as in effect as of the date of this Agreement and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any Employee or pay any amount or benefit (including in respect of TAM Stock Options or LAN Stock Options (as applicable)) not required by any Benefit Plan as in effect as of the date of this Agreement or (vii) grant any retention, stay, transaction or similar bonuses, payments or rights to any Employee;

     (k) (i) except as required by applicable Law, the International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) or regulatory guidelines, make any material change in its accounting methods, principles or practices, (ii) make or change any material Tax election, settle or compromise any material Tax liability, amend any material Tax return, change any material method of Tax accounting, enter into any material closing agreement with respect to any Tax or surrender any right to claim a material Tax refund, or (iii) replace or change its current independent auditors;

     (l) enter into (i) any new line of business that is material to such Party and its Subsidiaries, taken as a whole, or (ii) any agreement or arrangements that would be required to be disclosed by such Party pursuant to Item 404 of Regulation S-K promulgated under the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder);

     (m) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution or any restructuring, recapitalization or reorganization;

     (n) enter into, amend or otherwise become bound by any Contract if (i) such Contract would, after the Effective Time, restrict or limit the ability of LAN, TAM or any of their respective Subsidiaries to engage in any business or line of business in any manner, with any other Person or in any geographic area; (ii) such Contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the commencement of the Exchange Offer or the consummation the Exchange Offer, the Mergers or the other transactions contemplated by this Agreement or to adversely affect in a material respect the expected benefits (taken as a whole) of the Exchange Offer and the Mergers; or (iii) the consummation of the Exchange Offer, the Mergers or any of the other transactions contemplated hereby would conflict with, or result in any violation or breach of, or default (with or without notice, lapse of time or both) under, or result in any termination or modification of or acceleration under, or any change in any right, obligation or benefit under, or result in any Lien on any property or assets of such Party or any of its Subsidiaries under, any provisions of such Contract;

     (o) take or fail to take any action for the purpose of preventing or delaying, or that would reasonably be expected to prevent or delay, the satisfaction of any of the conditions to the commencement of the Exchange Offer or the consummation of the Exchange Offer, the Mergers or the other transactions contemplated by this Agreement, including any action that would reasonably be expected to prevent or delay the ability of the parties hereto to obtain any required approval, consent or other authorization of or from any Airline Regulatory Entities or other Governmental Entity;

     (p) cancel, terminate or amend any binding financing commitment to fund the acquisition by such Party or any of its Subsidiaries of the aircraft covered under any TAM Aircraft Contract or LAN Aircraft Contract (as applicable) unless, in the case of any cancellation or termination of such financing commitment, (i) it is replaced by another financing with substantially equivalent (or more favorable) terms and in an amount not less than the amount of such commitment or (ii) in return therefor, such Party and/or its Subsidiaries receives equivalent value from the manufacturer of the applicable aircraft;

     (q) enter into (i) any aircraft purchase agreement, engine purchase agreement or engine maintenance agreement that involves or is reasonably expected to involve aggregate payments by or to such Party or any of its Subsidiaries in excess of $25 million in any twelve-month period or (ii) any amendment to an existing aircraft purchase agreement, engine purchase agreement or engine maintenance agreement that is material to such agreement;

     (r) enter into, amend or otherwise become bound by, cancel or terminate any (i) alliance or brand alliance agreement, (ii) code sharing agreement, (iii) frequent flyer participation agreement, (iv) capacity purchase or similar agreement, (v) cooperation, joint venture, profit or revenue sharing agreement, (vi) special prorate agreement or (vii) interlining agreement with any Person; or

     (s) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Notwithstanding the foregoing limitations, the parties intend that each Party and its Subsidiaries shall at all times prior to the Effective Time conduct their business in compliance with all applicable Antitrust Laws, and the limitations set forth in this Section 3.01 are not intended to, and shall not be interpreted as, contravening any applicable Antitrust Laws.

     SECTION 3.02. No Solicitation. (a) Each of the parties to this Agreement agrees that it will not, and it will cause each of its Subsidiaries, each of its and their directors, officers, employees, Affiliates, financial advisors, attorneys, accountants or other advisors, agents and representatives and each of the individuals who ultimately beneficially own it (collectively as to each party, its “Representatives”) not to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making or consummation of any proposal or offer that constitutes, or is reasonably likely to lead to, an Alternative Proposal with respect to its Relevant Parent Entity, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide to any Person any non-public information or data in connection with, or otherwise cooperate in any way with, any such Alternative Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person, (iv) enter into any binding or non-binding Contract with respect to any such Alternative Proposal or (v) otherwise knowingly facilitate any effort or attempt to make any such Alternative Proposal. Each party shall notify its Representatives of the restrictions imposed by the preceding sentence and instruct them to comply with those restrictions, and any failure by any of them to so comply will be a breach of this Agreement by such party. Each party shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to any Alternative Proposal relating to its Relevant Parent Entity and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

     The term “Alternative Proposal” means, with respect to each Relevant Parent Entity, any of the following actions or any proposal or offer (including any proposal or offer to or from any Representative of any party) by any Person or group (as defined in Rule 13d-3 or 13d-5 promulgated under the U.S. Exchange Act) relating to, or that could reasonably be expected to lead to, any of the following: (i) any direct or indirect acquisition, purchase, lease, license or outsourcing, in one transaction or a series of related transactions, of any assets (including Equity Securities of any Subsidiary of such Relevant Parent Entity), rights, properties, services or businesses of such Relevant Parent Entity or any of its Subsidiaries collectively representing more than 25% of the fair market value of the Relevant Parent Entity’s total assets or collectively generating or contributing 25% or more of the Relevant Parent Entity’s total consolidated revenues or operating income during the last fiscal year, (ii) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning any Equity Securities of such Relevant Parent Entity, or (iii) any merger, consolidation, business combination, recapitalization, issuance or amendment of securities, liquidation, dissolution, joint venture, share exchange or similar transaction involving such Relevant Parent Entity or any of its Subsidiaries.

     The term “Relevant Parent Entity” means (i) with respect to TAM, the TAM Direct Controlling Shareholder and the Amaro Family, TAM, and (ii) with respect to LAN and the LAN Controlling Shareholders, LAN.

     (b) In addition to the foregoing obligations, each party agrees that it shall (i) as promptly as practicable (and in any event within 24 hours after receipt) advise the other parties orally and in writing of the receipt of any Alternative Proposal relating to its Relevant Parent Entity, the material terms and conditions of such Alternative Proposal (including any changes thereto) and the identity of the Person making such Alternative Proposal, (ii) keep the other parties fully informed in all material respects of the status and details (including any changes to the terms) of such Alternative Proposal and (iii) provide to the other parties as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to it, such Relevant Parent Entity or any of their Representatives from any Person that describes any of the terms or conditions of such Alternative Proposal.

     (c) Nothing contained in this Section 3.02 shall prohibit any Relevant Parent Entity from complying with its disclosure obligations under any applicable Law.

     SECTION 3.03. Public Announcements. Each party shall consult with the other parties before issuing, and give each other party the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Exchange Offer and Mergers, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude is required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or national securities quotation system on which such party’s securities are listed or quoted. The parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 3.04. Stockholder Actions. Each Relevant Parent Entity shall give the other the opportunity to participate in the defense or settlement of any stockholder Action against such Relevant Parent Entity and/or its directors or officers relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other Relevant Parent Entity’s prior written consent.

ARTICLE IV

TERMINATION, AMENDMENT AND WAIVER

     SECTION 4.01. Termination. This Agreement shall terminate and the Mergers shall be abandoned automatically if and when (i) the Exchange Offer expires in accordance with its terms or is revoked with the permission of the CVM, in each case without the purchase of any shares of TAM Stock or (ii) the product of 0.9 and the high end of the range of economic value of LAN per share of LAN Common Stock as determined by the Appraiser at any time is less than the low end of the range of economic value of TAM per share of TAM Stock as determined by the Appraiser at such time (an “Appraisal Event”). In addition, this Agreement may be terminated and the Exchange Offer and the Mergers may be abandoned at any time prior to the commencement of the Exchange Offer, whether before or after receipt of any Requisite Shareholder Approvals:

(a) by mutual written consent of LAN and the Amaro Family;

(b) by either LAN or the Amaro Family:

(i) if the ANAC Approval has not been obtained or for any other reason the Exchange Offer shall not have commenced on or before December 30, 2011 (the “Outside Date”); or

(ii) if the vote of the holders of LAN Common Stock at the LAN Shareholders Meeting to approve the Mergers and the other transactions contemplated hereby shall have been taken and completed and the Requisite LAN Shareholder Approval shall not have been obtained;

provided, however, that the right to terminate this Agreement under this Section 4.01(b) or Section 4.01(e) shall not be available to any party whose breach of a covenant in this Agreement has been a principal cause of the failure of the Exchange Offer to commence by the Outside Date or the failure of the condition giving rise to such termination right, as applicable;

     (c) by LAN, if (i) the TAM Board fails to make and publicly announce the TAM Board Transaction Recommendation promptly after the date of this Agreement or the TAM Board Exchange Offer Recommendation prior to the first TAM Shareholders Meeting, (ii) the TAM Board or any committee thereof (x) withholds, withdraws or modifies or qualifies in any manner adverse to LAN either of the TAM Board Recommendations, (y) approves, adopts, or recommends any Alternative Proposal, or (z) makes, causes to be made or resolves to make or cause to be made any public statement proposing or announcing an intention to take any of the foregoing actions (collectively, a “TAM Recommendation Change”) or (iii) the TAM Board shall have failed to publicly reaffirm the TAM Board Recommendations as promptly as practicable (but in any event within two business days) after receipt of a written request by LAN to provide such reaffirmation, and in either such case all of the directors designated for election to the TAM Board by the TAM Direct Controlling Shareholder and/or the Amaro Family did not vote against the TAM Recommendation Change or in favor of reaffirming the TAM Board Recommendations;

     (d) by the Amaro Family, if (i) the LAN Board fails to make the LAN Board Transaction Recommendation promptly after the date of this Agreement or the LAN Board Merger Recommendation on or prior to the LAN Shareholder Meeting, (ii) the LAN Board or any committee thereof (x) withholds, withdraws or modifies or qualifies in any manner adverse to TAM either of the LAN Board Recommendations, (y) approves, adopts, or recommends any Alternative Proposal, or (z) makes, causes to be made or resolves to make or cause to be made any public statement proposing or announcing an intention to take any of the foregoing actions (collectively, a “LAN Recommendation Change”) or (iii) the LAN Board shall have failed to publicly reaffirm the LAN Board Recommendations as promptly as practicable (but in any event within two business days) after receipt of a written request by TAM to provide such reaffirmation, and in either such case all of the directors designated for election to the LAN Board by the LAN Controlling Shareholders did not vote against the LAN Recommendation Change or in favor of reaffirming the LAN Board Recommendations; or

     (e) by either LAN or the Amaro Family if TAM has called five TAM Shareholders Meetings pursuant to Section 1.09(b) and a quorum has not been present at any such meeting or if a quorum was present and the vote of the holders of the Free Float Shares at the TAM Shareholders Meeting to select an Appraiser shall have been taken and completed but the Requisite TAM Shareholder Approval shall not have been obtained.

     SECTION 4.02. Effect of Termination. (a) In the event of termination of this Agreement by either LAN or the Amaro Family as provided in Section 4.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of LAN, TAM or any other party hereto under this Agreement, other than Section 4.01, this Section 4.02, Section 4.04 and Article V, which provisions shall survive such termination. Notwithstanding the foregoing or any termination or anything to the contrary in this Agreement, no party to this Agreement shall be relieved or released from liability for damages of any kind (whether or not communicated or contemplated at the time of execution of this Agreement), including consequential damages and including as damages any value lost by shareholders of LAN or TAM, as the case may be, based on the consideration that would otherwise have been paid and the benefits that would otherwise have accrued to such shareholders, which arise out of or result from any deliberate breach of any covenant of this Agreement. No party claiming that any such breach has occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 4.02, a “deliberate” breach of any covenant of a party shall be deemed to have occurred only if such party or its Representatives took the action or failed to take the action that constituted a breach with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant.

     (b) In the event that this Agreement is terminated by LAN pursuant to Section 4.01(c), then TAM shall pay LAN a fee equal to $200 million (the “TAM Termination Fee”) by wire transfer of same-day funds no later than the second business day following the date of such termination and shall reimburse LAN for all documented out-of-pocket expenses incurred by it or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $25 million (collectively, the “LAN Reimbursable Expenses”) by wire transfer of same-day funds no later than the second business day after TAM receives the documentation therefor.

     (c) In the event that this Agreement is terminated by the Amaro Family pursuant to Section 4.01(d), then LAN shall pay TAM a fee equal to $200 million (the “LAN Termination Fee”) by wire transfer of same-day funds no later than the second business day following the date of such termination and shall reimburse TAM for all documented out-of-pocket expenses incurred by it or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $25 million (collectively, the “TAM Reimbursable Expenses”) by wire transfer of same-day funds no later than the second business day after LAN receives the documentation therefor.

     (d) In the event that any Person shall have made an Alternative Proposal with respect to TAM or LAN (any Alternative Proposal with respect to TAM or

LAN, a “Competing Proposal”) to any party hereto or any Representative of any party hereto, a Competing Proposal by any Person shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Competing Proposal and thereafter:

     (i) (A) this Agreement is terminated by either LAN or the Amaro Family pursuant to Section 4.01(b)(ii) or Section 4.01(e) or automatically terminates pursuant to the first sentence of Section 4.01 solely because either of the Minimum Conditions (as defined in the terms of the Exchange Offer) is not satisfied or because an Appraisal Event occurs and (B) at any time prior to the date that is 12 months after the date of any such termination, TAM or any of its Subsidiaries consummates any transaction with such Person or any of its Affiliates that constitutes a Competing Proposal, enters into any binding or non-binding Contract with such Person or any of its Affiliates providing for a transaction that constitutes a Competing Proposal or the TAM Board approves or recommends to its shareholders or does not oppose any Competing Proposal made by such Person or any of its Affiliates (in each case regardless of whether such Competing Proposal was made or announced or became publicly known before or after termination of this Agreement), then TAM shall pay to LAN, by wire transfer of same-day funds, the TAM Termination Fee on the date of the first to occur of the event(s) referred to above in clause (B) of this Section 4.02(d)(i) and shall reimburse LAN for all of the LAN Reimbursable Expenses by wire transfer of same-day funds no later than the second business day after TAM receives the documentation therefor.

     (ii) (A) this Agreement is terminated by either LAN or the Amaro Family pursuant to Section 4.01(b)(ii) or Section 4.01(e) or automatically terminates pursuant to the first sentence of Section 4.01 solely because either of the Minimum Conditions (as defined in the terms of the Exchange Offer) is not satisfied or because an Appraisal Event occurs and (B) at any time prior to the date that is 12 months after the date of any such termination, LAN or any of its Subsidiaries consummates any transaction with such Person or any of its Affiliates that constitutes a Competing Proposal, enters into any binding or non-binding Contract with such Person or any of its Affiliates providing for a transaction that constitutes a Competing Proposal or the LAN Board approves or recommends to its shareholders or does not oppose any Competing Proposal made by such Person or any of its Affiliates (in each case regardless of whether such Competing Proposal was made, announced or became publicly known before or after termination of this Agreement), then LAN shall pay to TAM, by wire transfer of same-day funds, the LAN Termination Fee on the date of the first to occur of the event(s) referred to above in clause (B) of this Section 4.02(d)(ii) and shall reimburse TAM for all of the TAM Reimbursable Expenses by wire transfer of same-day funds no later than the second business day after LAN receives the documentation therefor.

     (e) TAM and LAN acknowledge and agree that the agreements contained in Section 4.02(b), Section 4.02(c) and Section 4.02(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly if any party fails promptly to pay the amount due pursuant to any such Section and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for all or a portion of the TAM Termination Fee or the LAN Termination Fee, as applicable, such party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the TAM Termination Fee or the LAN Termination Fee, as applicable, accruing from the date such payment was required to be made pursuant to Section 4.02 until the date of payment at the six-month LIBOR rate in effect on the date such payment was required to be made plus 3%. The right to receive the fees and expenses payable pursuant to Section 4.02(b), Section 4.02(c) and Section 4.02(d) shall be in addition to, and not in lieu of, any other remedies a party may have at law or in equity with respect to breaches of this Agreement by the other party.

     SECTION 4.03. Amendment. This Agreement may be amended by the parties hereto at any time prior to the commencement of the Exchange Offer but only by an instrument in writing signed by all of the parties hereto.

     SECTION 4.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other parties or (b) waive compliance with any of the agreements of the other parties or any of the conditions for its benefit contained herein, in each case to the extent permitted by applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided in this Agreement, no single or partial exercise by any party to this Agreement of any of its rights under this Agreement shall preclude any other or further exercise of such rights or any other rights under this Agreement or applicable Law.

ARTICLE V

GENERAL PROVISIONS

     SECTION 5.01. Nonsurvival. None of the covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that notwithstanding the foregoing, this Article V and the covenants and agreements of the parties in Article I and Article II to the extent they contemplate performance after the Effective Time shall survive the Effective Time.

     SECTION 5.02. Fees and Expenses. Except as provided in Section 4.02, all fees and expenses incurred in connection with this Agreement, the Exchange Offer, the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Exchange Offer is commenced or the Exchange Offer and the Mergers are consummated.

     SECTION 5.03. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to LAN or the LAN Controlling Shareholders, to:

Claro y Cia.
Apoquindo 3721, piso 13
Santiago, Chile
Attention: José María Eyzaguirre B.
Fax: +562 3673003
jmeyzaguirre@claro.cl

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
United States of America
Attention: Sergio Galvis and Duncan McCurrach
Fax: +1 212-558-3588
galviss@sullcrom.com
mccurrachd@sullcrom.com

If to TAM to:

TAM S.A.
Av. Jurandir, 856, Lote 4
04072-000
São Paulo – SP
Brasil
Attention: Marco Antonio Bologna
Fax: +55 (11) 5582-9879
marco.bologna@tam.com.br

with a copy (which shall not constitute notice) to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1o andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

If to the TAM Direct Controlling Shareholder or the Amaro Family to:

Turci Advogados
Rua Dr. Renato Paes de Barros, 778
-1o andar – cj.12
04530-0001
São Paulo – SP
Brasil
Attention: Flavia Turci
Fax: +55 11 2177 2197
turci@turci.com

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Sarah Jones and Anand Saha
Fax: +1 212 878 8375
Sarah.Jones@CliffordChance.com
Anand.Saha@CliffordChance.com

     Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party (i) if delivered personally,

upon actual receipt, (ii) if sent by registered or certified mail, three business days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one business day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next business day after deposit with the overnight courier.

     SECTION 5.04. Definitions. For the purposes of this Agreement, the following terms shall have the meanings assigned below:

     (a) “Action” means actions, suits, claims, allegations, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise).

     (b) “Affiliate” shall have the meaning assigned to such term in Rule 12b-2 promulgated under the U.S. Exchange Act.

     (c) “Airline Regulatory Entities” means ANAC, the Dirección General de Aeronáutica Civil, the Junta de Aeronáutica Civil, the U.S. Federal Aviation Administration, the U.S. Department of Transportation, the Federal Communications Commission and the U.S. Department of Homeland Security, including the U.S. Transportation Security Administration.

     (d) “Antitrust Law” means any statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through mergers, acquisitions, business combinations or similar transactions.

     (e) “beneficial ownership” (and its correlative phrases) shall have the meanings assigned to such phrases in Rule 13d-3 promulgated under the U.S. Exchange Act.

     (f) “Benefit Plans” means all employee benefit plans and all profit-sharing plans, stock purchase, stock option, stock appreciation right, restricted stock, restricted stock unit, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements maintained for the benefit of any current or former employee, independent consultant, officer or director of TAM or LAN, as the case may be, or any of its Subsidiaries by TAM or LAN, as the case may be, or any of its Subsidiaries or by any trade or business, whether or not incorporated, which together with TAM or LAN, as the case may be.

     (g) “business day” means any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in Santiago, Chile, São Paulo, Brazil or New York, New York.

     (h) “By-laws” means the by-laws or comparable organizational documents of a company.

     (i) “Commencement Date” means the date and time at which the Edital relating to the Exchange Offer is published in Brazil in accordance with Brazilian Law, which is the date and time at which the Exchange Offer shall commence.

     (j) “Contract” means any loan, credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument.

     (k) “Control” (and its correlative terms) shall have the meanings assigned to such terms in Rule 12b-2 promulgated under the U.S. Exchange Act.

     (l) “Convertible Securities” means, with respect to any Person, any securities, options, warrants or other rights of, or granted by, such Person or any of its Affiliates that are, directly or indirectly, convertible into, or exercisable or exchangeable for, any Equity Securities of such Person or any of its Affiliates.

     (m) “Equity Securities” means, with respect to any Person, any capital stock of, or other equity interests in such Person.

     (n) “Governmental Entity” means any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

     (o) “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all aircraft operating leases of such Person, (iv) all capitalized lease obligations of such Person, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness described in clauses (i) through (iv) above of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others and (vii) indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes.

     (p) “Intellectual Property” means, collectively, all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including computer software and databases (including source code, object code and all related documentation)), and other compilations of information, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

     (q) “Key Personnel” means any director, officer or other employee of TAM or any Subsidiary of TAM with an annual base compensation in excess of $250,000.

     (r) “LAN Aircraft Contracts” means all Contracts (other than (x) existing aircraft leases or (y) Contracts that may be terminated or canceled by LAN or any of its Subsidiaries without incurring any penalty or other material liability except for the forfeiture of any previously made prepayment or deposit) pursuant to which LAN or any of its Subsidiaries has a binding obligation to purchase or lease aircraft.

     (s) “LAN Financial Reporting Documents” means all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) with or to, as applicable, the Superintendencia de Valores y Seguros or the U.S. Securities and Exchange Commission (the “SEC”) that were required to be so filed or furnished by LAN since December 31, 2006 and any documents so filed or furnished during such period by LAN on a voluntary basis.

     (t) “LAN Material Adverse Effect” means any change, effect, occurrence or circumstance which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of LAN and its Subsidiaries, taken as a whole, other than (x) any such change, effect, occurrence or circumstance to the extent resulting from (A) any changes after the date of this Agreement in general economic or financial market conditions, (B) any changes after the date of this Agreement generally affecting the industries in which LAN and its Subsidiaries operate, (C) changes after the date of this Agreement in IFRS or the interpretation thereof, (D) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (E) any hurricane, tornado, flood, earthquake, volcanic eruption or natural disaster; provided, however, that the foregoing clauses (A), (B), (D) and (E) shall not apply to the extent that any such change, effect, occurrence or circumstance disproportionately impacts LAN and its Subsidiaries compared to other participants in the industries in which LAN and its Subsidiaries participate, or (y) any failure, in and of itself, of LAN to meet any internal or analyst projections, forecasts or estimates of revenue or earnings or any decrease in the market price or trading volume of the shares of LAN Common Stock (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes of any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a LAN Material Adverse Effect has occurred); or (ii) impairs or would reasonably be expected to impair in any material respect the ability of LAN to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder on a timely basis.

     (u) “LAN Material Contract” means any Contract described on Schedule 5.04(u).

     (v) “LAN Stock Options” means all of the outstanding options to purchase LAN Common Stock (whether vested or unvested, exercisable or unexercisable) issued under the stock option plans listed on Schedule 5.04(v) (“LAN Stock Plans”).

     (w) “Law” means any statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

     (x) “LIBOR” means (i) the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to six months (or the closest period if such period is not available) which appears on the Reuters Page LIBOR01, or its successor page, at approximately 11:00 a.m. (London time) (the “Designated LIBOR Page”) two business days prior to the Quotation Day (rounded to the nearest 1/100th of 1%); or (ii) (if the rate referred to in subparagraph (a) is not available) the arithmetic mean of the rate per annum at which deposits in U.S. Dollars would be quoted by three major banks in New York City selected by BTG Pactual, the calculation agent (the “Calculation Agent” ), to first class banks in the London interbank market (rounded to the nearest 1/100th of 1%) at approximately 11:00 a.m. (London time) two (2) business days prior to the Quotation Day for a period equal to six months (or the closest period if such period is not available); provided that if less than two of these banks provide a quotation as mentioned above, then the Calculation Agent will compute LIBOR based on the last available LIBOR rate published on the Designated LIBOR Page, as determined by the Calculation Agent in its sole discretion.

     (y) “Licenses” means all approvals, authorizations, registrations, certifications, filings, franchises, licenses, consents, variances, concessions, exemptions, orders, notices, permits, operating certificates, Slots and air service designations of, with or granted by all Governmental Entities and third parties, including all licenses, certificates and permits from all Governmental Entities to act as an air carrier, as applicable.

     (z) “Lien” means all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever.

     (aa) “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

     (bb) “Person” means any natural person, firm, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity.

     (cc) “Quotation Day” means, in relation to any period for which an interest rate is to be determined pursuant to this Agreement, two business days before the first day of that period, unless market practice differs in the London interbank market, in which case the Quotation Day for that currency and interest rate will be determined by the Calculation Agent in accordance with market practice in the London interbank market.

     (dd) “Slots” means all takeoff and landing slots, operating authorizations from any Governmental Entity and other similar designated takeoff and landing rights.

     (ee) “Subsidiary” means, with respect to any Person, any other Person (whether or not incorporated) as to which such Person and/or any one or more of its other Subsidiaries, directly or indirectly, (i) own a majority of the general partner interests in such other Person, (ii) own a majority of the outstanding securities of, or other equity interests in, such other Person which by their terms has ordinary voting power to elect the members of the board of directors (or comparable governing body) of such other Person, or (iii) otherwise have the right to elect or appoint a majority of such members.

     (ff) “Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     (gg) “TAM Aircraft Contracts” means all Contracts (other than (x) existing aircraft leases or (y) Contracts that may be terminated or canceled by TAM or any of its Subsidiaries without incurring any penalty or other material liability except for the forfeiture of any previously made prepayment or deposit) pursuant to which TAM or any of its Subsidiaries has a binding obligation to purchase or lease aircraft.

     (hh) “TAM Financial Reporting Documents” means all reports, schedules, forms, statements, certifications and other documents (including exhibits and other information incorporated therein) with or to, as applicable, the Comissão de Valores Mobiliários (the “CVM”) or the SEC that were required to be so filed or furnished by TAM since December 31, 2006 and any documents so filed or furnished during such period by TAM on a voluntary basis.

     (ii) “TAM Material Contract” means any Contract described on Schedule 5.04(ii).

     (jj) “TAM Stock Options” means all of the outstanding options to purchase shares of capital stock of TAM (whether vested or unvested, exercisable or unexercisable) issued under the stock option plans listed on Schedule 5.04(jj) (“TAM Stock Plans”).

     (kk) “Tax” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

     (ll) “U.S. Exchange Act” shall mean the U.S. Securities Exchange Act of 1934.

     SECTION 5.05. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include Schedule 3.01 and the Exhibits and Schedules to this Agreement, all of which are incorporated herein and made a part of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except as otherwise expressly provided herein, references to “parties” in this Agreement refers to the parties to this Agreement. Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies they may otherwise have under applicable Law. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers, and the parties and their counsel and other advisers have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     SECTION 5.06. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and signed by such party.

     SECTION 5.07. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be considered an original instrument and all of which shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 5.08. No Third-Party Beneficiaries. Except as otherwise expressly stated herein, the parties hereby agree that the agreements and covenants set forth herein are solely for the benefit of the other parties in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto hereby agree that their respective covenants set forth herein are solely for the benefit of the other parties hereto in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 5.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING THE AUTHORIZATION AND EXECUTION OF THIS AGREEMENT BY EACH PARTY SHALL BE GOVERNED BY THE LAWS OF ITS JURISDICTION OF INCORPORATION.

     SECTION 5.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, heirs and permitted assigns.

     SECTION 5.11. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, without the necessity of proving the inadequacy of monetary damages or of posting bond or other undertaking, as a remedy and to obtain injunctive relief against any breach or threatened breach hereof. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto waives the defense or counterclaim that there is an adequate remedy at Law. Each of the parties hereto hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan, The City of New York (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”), waives, and agrees not to assert, as a defense in any action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the parties hereto irrevocably agree that all claims with respect to any action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court. The parties hereby consent to and grant to each Agreed Court jurisdiction over the Person of such parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.03 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

     SECTION 5.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS

SECTION 5.12.

     SECTION 5.13. Obligations of LAN and of TAM. Whenever this Agreement requires a Subsidiary of LAN to take any action, such requirement shall be deemed to include an undertaking on the part of LAN to cause such Subsidiary to take such action. Whenever this Agreement requires the Amaro Family or any Subsidiary of TAM, the TAM Direct Controlling Shareholder or TEP Chile to take any action, such requirement shall be deemed to include an undertaking on the part of each member of the Amaro Family, the TAM Controlling Shareholder and TAM to cause such action to be taken.

     SECTION 5.14. Language; Portuguese Translation. A sworn Portuguese translation of this Agreement will be prepared by a tradutor juramentado. Such translation and no other may be filed with, or furnished to, any applicable

Governmental Entity and public registries in Brazil or used in any proceeding in Brazil. For all purposes, the English language version of this Agreement shall be the only binding agreement between the parties hereto and shall control if there is any conflict between it and the Portuguese translation.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, LAN, LAN Controlling Shareholders, TAM Direct Controlling Shareholder, the Amaro Family and TAM have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

LAN AIRLINES S.A.

By: /s/ Ignacio Cueto Plaza
Name: IGNACIO CUETO PLAZA
Title: President and CEO (LAN Airlines S.A.)

TAM S.A.

By: /s/ Marco Antonio Bologna /s/ Libano Miranda Barroso____
Name: MARCO ANTONIO BOLOGNA AND LIBANO MIRANDA BARROSO
Title: Chief Executive Officer and Chief Financial Officer

COSTA VERDE AERONÁUTICA S.A.

By: /s/ Juan Jose Cueto Plaza
Name: JUAN JOSE CUETO PLAZA
Title: Director (Costa Verde Aeronáutica S.A. Inversiones Mineras del Cantabricos)

INVERSIONES MINERAS DEL
CANTÁBRICO S.A.

By: /s/ Carlos Vallete Gudenschwager
Name: CARLOS VALLETE GUDENSCHWAGER
Title: CEO (Costa Verde Aeronáutica S.A.)

TAM EMPREENDIMENTOS E
PARTICIPAÇÕES S.A.

By: /s/ Maria Cláudia Oliveira Amaro /s/ Noemy Almeida Oliveira Amaro_____
Name: MARIA CLÁUDIA OLIVEIRA AMARO AND NOEMY ALMEIDA OLIVEIRA AMARO
Title: Executive Director and Executive Director

/s/ Noemy Almeida Oliveira Amaro
NOEMY ALMEIDA OLIVEIRA AMARO

/s/ Maria Cláudia Oliveira Amaro
MARIA CLÁUDIA OLIVEIRA AMARO

/s/ Maurício Rolim Amaro
MAURÍCIO ROLIM AMARO

/s/ João Francisco Amaro
JOÃO FRANCISCO AMARO

Exhibit 1

Ownership Structure Chart Upon Completion of Transaction Steps

1-1

Exhibit 2

TAM Shareholders Agreement

2-1

Exhibit 3
Holdco 1 Shareholders Agreement

Exhibit 4

LATAM/TEP Shareholders Agreement

Exhibit 5

Control Group Shareholders Agreement

3-1

Schedule 1.12

Conditions to Subscription

     (i) Governmental Consents. Since the Commencement Date, none of the consents, approvals, authorizations or other actions or non-actions required to be received or obtained from any Governmental Entity in order to commence or consummate the Exchange Offer, the Mergers or the other transactions contemplated by this Agreement or in connection therewith and that were conditions to the commencement of the Exchange Offer shall have been revoked or amended, modified or supplemented subsequent to the Commencement Date in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or materially and adversely affect the consummation of the transactions contemplated by this Agreement.

     (ii) No Injunctions or Restraints. Since the Commencement Date, no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action (whether temporary, preliminary or permanent) that is in effect and (i) makes illegal, restrains, enjoins or otherwise prohibits the commencement of the Exchange Offer or the consummation of the Exchange Offer, the Mergers or the other transactions contemplated by this Agreement and the Implementation Agreement on the terms contemplated hereby and thereby or (ii) limits or impairs the ability of LAN, the TAM Direct Controlling Shareholder, TEP Chile and/or the Amaro Family to jointly (A) own or operate all or any material portion of the assets of TAM and its Subsidiaries or (B) exercise full ownership rights with respect to equity interests in Holdco 1, TAM and its Subsidiaries in a manner consistent with the terms of the LATAM-TEP Shareholders Agreement, the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement (collectively, “Restraining Orders”).

     (iii) No Litigation. No Action commenced since the Commencement Date by any Governmental Entity or other Person seeking (i) a Restraining Order or (ii) to limit or impair the ability of LAN and the Amaro Family to jointly (A) own or operate all or any material portion of the assets of TAM and its Subsidiaries or (B) exercise all the rights and receive all the benefits of full ownership of each of Holdco 1, TAM and its Subsidiaries in a manner consistent with the terms of the LATAM-TEP Shareholders Agreement, the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement other than any such Action by any Person other than a Governmental Entity that could not reasonably be expected to succeed on its merits, shall remain pending.

     (iv) Business Continuity. None of the following actions, events or circumstances shall have occurred after the Commencement Date (or prior thereto if no executive officer of TAM had actual knowledge of any such action, event or circumstance as of the Commencement Date) that, individually or in the aggregate, have had an adverse effect on the businesses, revenues, operations or financial condition of LAN and its Subsidiaries in any material respect:

3-1

     (A) Any change in, or termination of, any Licenses that are currently held by LAN or any of its Subsidiaries and used to conduct air domestic or international cargo or passenger transport services or any such Governmental Entity or other Person shall have threatened or taken any action seeking any such change or termination;

     (B) Any loss of 10% or more of the total takeoff and landing scheduled operations of LAN and its Subsidiaries to operate at any of the following airports: Arturo Merino Benitez International Airport of Santiago de Chile and the Jorge Chavez International Airport of Lima, Perú;

     (C) Any loss of 15% or more of the permits or air traffic rights held by LAN and its Subsidiaries to operate to the United States of America;

     (D) Any termination or expiration of any aeronautical insurance policy that currently covers LAN or any of its Subsidiaries unless such policy is reinstated or replaced by a substantially equivalent policy within 24 hours of such termination or expiration;

     (E) Any initiation of any inquiry or investigation of LAN or any of its Subsidiaries by any Airline Regulatory Entity relating to safety issues that could be expected to result in the total or partial revocation of any License currently held by LAN or any of its Subsidiaries or to be detrimental to the public image of LAN;

     (F) Any event that occurs at Arturo Merino Benitez International Airport of Santiago de Chile or the Jorge Chavez International Airport of Lima, Perú and that (1) prevents LAN and its Subsidiaries from operating at least 50% of their normally scheduled flights from such airport during the period from the date on which such event occurs to the expiration of the Exchange Offer or (2) if such period is less than 30 days, could be expected to prevent such percentage of such flights during the 30-day period commencing on the date on which such event occurs;

     (G) Any inability of Chile or Perú to adequately and safely control its airspace through its air traffic control system that (1) prevents LAN and its Subsidiaries from being able to conduct their normal operations during the period through the expiration of the Exchange Offer or (2) if such period is less than 30 days, could be expected to prevent such normal operations for a period of at least 30 days;

     (H) Any aircraft accident that involves any loss of life or the total loss of any aircraft;

    (I) Any issuance of any Law or Order:

              (1) fixing or otherwise regulating international passenger airline fares affecting 15% or more of the revenues of the international operations of LAN and its Subsidiaries;

              (2) challenging, restricting, limiting or impairing the ability of Holdco 2 to make or consummate the Exchange Offer; LAN to consummate the Mergers; Holdco 2, LAN or Holdco 1 to own, hold or exercise the rights inherent in TAM Stock; or LAN and the TAM Direct Controlling Shareholder, TEP Chile and/or the Amaro Family to jointly own or operate all or any material portion of the assets of TAM and its Subsidiaries or exercise all the rights and receive all the benefits of full ownership of each of Holdco 1, TAM and its Subsidiaries in a manner consistent with the terms of the LATAM-TEP Shareholders Agreement, the Holdco 1 Shareholders Agreement and the TAM Shareholders Agreement;

              (3) providing for any expropriation or confiscation of any assets of LAN or any of its Subsidiaries or limiting the ability of LAN or any of its Subsidiaries to freely dispose of any of their assets;

              (4) suspending, restricting or limiting the ability to engage in currency exchange transactions in Chile or by Chilean corporations or residents or changing the current regulations relating to the transfer of funds into or out of Chile; or

              (5) changing the current regulations applicable to the capital markets in Brazil or Chile or increasing any taxes or tax rates that adversely impacts the shareholders who tender into, or the consummation by Holdco 2 of, the Exchange Offer;

     (J) Any natural disaster or similar event that causes damage to any infrastructure or airspace used by, or any industry affecting, LAN or any of its Subsidiaries or any assets used by LAN or any of its Subsidiaries in the ordinary course of business; or

     (K) Any other event that (1) prevents LAN and its Subsidiaries from operating at least 50% of their regularly scheduled flights during the period from the date on which such event occurs to the expiration of the Exchange Offer or (2) if such period is less than 30 days, could be expected to prevent such percentage of such flights during the 30-day period commencing on the date on which such event occurs.

     (v) No Default Under Relevant Agreements. Since the Commencement Date, there shall not have occurred any default in the performance or breach, or any event that with notice, lapse of time or both would result in such a default or breach, by LAN or any of its Subsidiaries contained in any Contract to which any of them is a party under which the aggregate consideration provided or received, or to be provided or received, is greater than US$10,000,000 that continues to exist, in each case after giving effect to any waivers granted by any other party to such Contract and regardless of whether or not any event of default, acceleration or other enforcement action shall have been declared or taken by any such other party.

     (vi) No Market Disruptions. Since the Commencement Date, there shall have been no (i) general suspension of, or limitation on trading in securities on, the SSE, the Bovespa or the NYSE (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) declaration of a banking moratorium or any suspension of payments in respect of banks in Chile, the European Union or the United States, or (iii) commencement of a war or armed hostilities or airline industry events, which, in the case of clauses (ii) and (iii), could reasonably be expected to have a LAN Material Adverse Effect.

Schedule 5.04(u)

LAN Material Contracts

     Any contract, (i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as such in a LAN Financial Reporting Document prior to the date of this Agreement; (ii) that limits or purports to limit in any material respect any type or line of business in which LAN or any of its Subsidiaries (whether before or after the consummation of the Mergers) may engage or any manner or locations in which any of them may so engage in any business; (iii) that is a(n) (A) alliance or other brand alliance agreement, (B) code sharing agreement, (C) frequent flyer participation agreement, (D) capacity purchase or similar agreement, (E) cooperation, joint venture, partnership, profit or revenue sharing agreement, (F) special prorate agreement or (G) interlining agreement with any air carrier (including all material amendments to each of the foregoing agreements), in each case that is material to the business, financial condition, results of operations or prospects of LAN and its Subsidiaries, taken as a whole; (iv) pursuant to which any Indebtedness of LAN or any of its Subsidiaries in excess of $50 million is outstanding or may be incurred that has not been filed in a LAN Financial Reporting Document prior to the date of this Agreement; (v) that involves or could reasonably be expected to involve aggregate payments by or to LAN and/or its Subsidiaries in excess of $30 million in any twelve-month period, except for any Contract that may be canceled without penalty or termination payments by LAN and/or its Subsidiaries upon notice of 60 days or less; (vi) any aircraft purchase agreement, engine purchase agreement or engine maintenance agreement that involves or is reasonably expected to involve aggregate payments by or to LAN or any of its Subsidiaries in excess of $30 million in any twelve-month period; or (vii) pursuant to which it is licensed to use Intellectual Property of a third party that is material to the operation of its business, or licenses to a third party rights in the Intellectual Property it owns.

Schedule 5.04(v)

LAN Stock Options

Schedule 5.04(ii)

TAM Material Contracts

     Any contract (i) that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed as such in a TAM Financial Reporting Document prior to the date of this Agreement; (ii) that limits or purports to limit in any material respect any type or line of business in which TAM or any of its Subsidiaries (whether before or after the consummation of the Mergers) may engage or any manner or locations in which any of them may so engage in any business; (iii) that is a(n) (A) alliance or other brand alliance agreement, (B) code sharing agreement, (C) frequent flyer participation agreement, (D) capacity purchase or similar agreement, (E) cooperation, joint venture, partnership, profit or revenue sharing agreement, (F) special prorate agreement or (G) interlining agreement with any air carrier (including all material amendments to each of the foregoing agreements), in each case that is material to the business, financial condition, results of operations or prospects of TAM and its Subsidiaries, taken as a whole; (iv) pursuant to which any Indebtedness of TAM or any of its Subsidiaries in excess of $50 million is outstanding or may be incurred that has not been filed in a TAM Financial Reporting Document prior to the date of this Agreement; (v) that involves or could reasonably be expected to involve aggregate payments by or to TAM and/or its Subsidiaries in excess of $30 million in any twelve-month period, except for any contract that may be canceled without penalty or termination payments by TAM and/or its Subsidiaries upon notice of 60 days or less; (vi) any aircraft purchase agreement, engine purchase agreement or engine maintenance agreement that involves or is reasonably expected to involve aggregate payments by or to TAM or any of its Subsidiaries in excess of $30 million in any twelve-month period; or (vii) pursuant to which it is licensed to use Intellectual Property of a third party that is material to the operation of its business, or licenses to a third party rights in the Intellectual Property it owns.

Schedule 5.04(jj)

TAM Stock Options